SONOCO PRODUCTS COMPANY

Forward-looking statements
Statements included in this Annual Report on Form 10-K that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also "forward-looking statements." Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” "commitment," “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” "re-envision," “will,” “would,” "can," "could," "may," "might," “aspires,” "potential," or the negative thereof, and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

•	availability and supply of raw materials, and offsetting high raw material costs;

•	improved productivity and cost containment;

•	improving margins and leveraging strong cash flow and financial position;

•	effects of acquisitions and dispositions;

•	realization of synergies resulting from acquisitions;

•	costs, timing and effects of restructuring activities;

•	adequacy and anticipated amounts and uses of cash flows;

•	expected amounts of capital spending

•	refinancing and repayment of debt;

•	financial strategies and the results expected of them;

•	financial results for future periods;

•	producing improvements in earnings;

•	profitable sales growth and rates of growth;

•	market leadership;

•	research and development spending;

•	extent of, and adequacy of provisions for, environmental liabilities;

•	adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates;

•	goodwill impairment charges and fair values of reporting units;

•	future asset impairment charges and fair values of assets;

•	anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments;

•	creation of long-term value and returns for shareholders;

•	continued payment of dividends; and

•	planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

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availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors' pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company's existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company's operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management's assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management's assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

More information about the risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or forecasted in forward-looking statements is provided in Item 1A - "Risk Factors" and throughout other sections of this report and in other reports filed with the Securities and Exchange Commission. In light of these various risks, uncertainties and assumptions, the forward-looking events discussed in this Annual Report on Form 10-K might not occur.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions, in our future filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.
References to our website address
References to our website address and domain names throughout this Annual Report on Form 10-K are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our websites by reference into this Annual Report on Form 10-K.

PART I

Item 1. Business
(a) General development of business –
The Company is a South Carolina corporation founded in Hartsville, South Carolina, in 1899 as the Southern Novelty Company. The name was subsequently changed to Sonoco Products Company (the “Company” or “Sonoco”). Sonoco is a manufacturer of industrial and consumer packaging products and a provider of packaging services, with 335 locations in 33 countries.
Information about the Company’s acquisitions, dispositions, joint ventures and restructuring activities is provided in Notes 3 and 4 to the Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.
(b) Financial information about segments -
The Company reports its financial results in four reportable segments - Consumer Packaging, Paper and Industrial Converted Products, Display and Packaging, and Protective Solutions. Information about the Company’s reportable segments is provided in Note 16 to the Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.
As a result of a change in the internal management reporting structure, effective January 1, 2014, Sonoco Alloyd, the Company's retail packaging component, is reported as part of the Display and Packaging segment. Management believes this change enables these businesses to better leverage the Company's capabilities, products and services to provide complete solutions to our retail merchandising customers. Sonoco Alloyd was previously reported as part of the Protective Solutions segment. Prior period results for the affected segments have been retrospectively revised to reflect this change.
(c) Narrative description of business –
Products and Services – The following discussion outlines the principal products produced and services provided by the Company.
Consumer Packaging
The Consumer Packaging segment accounted for approximately 39%, 40% and 44% of the Company’s consolidated net sales in 2013, 2012 and 2011, respectively. The operations in this segment consist of 77 plants throughout the world. The products, services and markets of the Consumer Packaging segment are as follows:

Products and Services	Markets
Round composite cans, shaped rigid paperboard containers, fiber caulk/adhesive tubes, aluminum, steel and peelable membrane easy-open closures for composite and metal cans; plastic bottles, jars, jugs, cups and trays; printed flexible packaging, rotogravure cylinder engraving, global brand management

Snacks, nuts, cookies, crackers, hard-baked goods, desserts, candy, gum, frozen concentrate, powdered and liquid beverages, non-carbonated beverages, ready-to-drink products, powdered infant formula, coffee, refrigerated dough, frozen entrees, processed food, vegetables, fruit, seafood, poultry, soup, pasta, dairy, sauces, dips, fresh-cut produce, pet food, home and personal care, adhesives

Sonoco’s rigid packaging – paper-based products – is the Company’s second largest revenue-producing group of products and services, representing approximately 17%, 17% and 19% of consolidated net sales in 2013, 2012 and 2011, respectively.
Display and Packaging
The Display and Packaging segment accounted for approximately 13%, 12% and 11% of the Company’s consolidated net sales in 2013, 2012 and 2011, respectively. The products, services and markets of the Display and Packaging segment are as follows:

Products and Services	Markets
Point-of-purchase displays; custom packaging; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; fulfillment; primary package filling; supply chain management; paperboard specialties

Automotive, beverages, candy, consumer electronics, personal care, baby care, food, cosmetics, fragrances, hosiery, office supplies, toys, home and garden, medical, over-the-counter drugs, sporting goods, hospitality industry, advertising

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment accounted for approximately 38%, 38% and 42% of the Company’s consolidated net sales in 2013, 2012 and 2011, respectively. This segment serves its markets through 192 plants on five continents. Sonoco’s paper operations provide the primary raw material for the Company’s fiber-based packaging. Sonoco uses approximately 56% of the paper it manufactures, and the remainder is sold to third parties. This vertical integration strategy is supported by 20 paper mills with 30 paper machines and 25 recycling facilities throughout the world. In 2013, Sonoco had the capacity to manufacture approximately 1.8 million tons of recycled paperboard. The products, services and markets of the Paper and Industrial Converted Products segment are as follows:

Products and Services	Markets
Recycled paperboard, chipboard, tubeboard, lightweight corestock, boxboard, linerboard, corrugating medium, specialty grades; paperboard tubes and cores, molded plugs, reels; collection, processing and recycling of old corrugated containers, paper, plastics, metal, glass and other recyclable materials

Converted paperboard products, spiral winders, beverage insulators, construction, film, flowable products, metal, paper mills, shipping and storage, tape and label, textiles, wire and cable, municipal, residential, customers’ manufacturing and distribution facilities

Sonoco’s tubes and core products are the Company’s largest revenue-producing group of products, representing approximately 24%, 24% and 25% of consolidated net sales in 2013, 2012 and 2011, respectively.
Protective Solutions
The Protective Solutions segment accounted for approximately 10%, 10% and 3% of the Company’s consolidated net sales in 2013, 2012 and 2011, respectively. The products, services and markets of the Protective Solutions segment are as follows:

Products and Services	Markets
Custom-engineered, paperboard-based and expanded foam protective packaging and components; temperature-assured packaging	Automotive, appliances, medical devices, temperature-sensitive pharmaceuticals and food, heating and air conditioning, office furnishings, fitness equipment, promotional and palletized distribution
Product Distribution – Each of the Company’s operating units has its own sales staff, and maintains direct sales relationships with its customers. For those customers that buy from more than one business unit, the Company often assigns a single representative or team of specialists to handle that customer’s needs. Some of the units have service staff at the manufacturing facility that interacts directly with customers. The Paper and Industrial Converted Products segment also has a customer service center located in Hartsville, South Carolina, which is the main contact point between its North American business units and its customers. Divisional sales personnel also provide sales management, marketing and product development assistance as needed. Typically, product distribution is directly from the manufacturing plant to the customer, but in some cases, product is warehoused in a mutually advantageous location to be shipped to the customer as needed.
Raw Materials – The principal raw materials used by the Company are recovered paper, paperboard, steel, aluminum and plastic resins. Raw materials are purchased from a number of outside sources. The Company considers the supply and availability of raw materials to be adequate to meet its needs.
Patents, Trademarks and Related Contracts – Most inventions and product and process innovations are generated by Sonoco’s development and engineering staff, and are important to the Company’s internal growth. Patents have been granted on many inventions created by Sonoco staff in the United States and in many other countries. These patents are managed globally by a Sonoco intellectual capital management team through the Company’s subsidiary, Sonoco Development, Inc. (SDI). SDI globally manages patents, trade secrets, confidentiality agreements and license agreements. Some patents have been licensed to other manufacturers. Sonoco also licenses a few patents from outside companies and universities. U.S. patents expire after about 20 years and patents on new innovations replace many of the abandoned or expired patents. A second intellectual capital subsidiary of Sonoco, SPC Resources, Inc., globally manages Sonoco’s trademarks, service marks, copyrights and Internet domain names. Most of Sonoco’s products are marketed worldwide under trademarks such as Sonoco®, SmartSeal®, Sonotube®, Sealclick®, Sonopost® and UltraSeal®. Sonoco’s registered web domain names such as www.sonoco.com and www.sonotube.com provide information about Sonoco, its people and products. Trademarks and domain names are licensed to outside companies where appropriate.

4	FORM 10-K SONOCO 2013 ANNUAL REPORT

Seasonality – The Company’s operations are not seasonal to any significant degree, although the Consumer Packaging and Display and Packaging segments normally report slightly higher sales and operating profits in the second half of the year, when compared with the first half.
Working Capital Practices – The Company is not required to carry any significant amounts of inventory to meet customer requirements or to assure itself continuous allotment of goods.
Dependence on Customers – On an aggregate basis during 2013, the five largest customers in the Paper and Industrial Converted Products segment, the Consumer Packaging segment and the Protective Solutions segment accounted for approximately 7%, 35% and 25%, respectively, of each segment’s net sales. The dependence on a few customers in the Display and Packaging segment is more significant, as the five largest customers in this segment accounted for approximately 63% of that segment’s sales.
Sales to the Company’s largest customer represented approximately 7% of consolidated revenues in 2013. This concentration of sales volume resulted in a corresponding concentration of credit, representing approximately 5% of the Company’s consolidated trade accounts receivable at December 31, 2013. The Company’s next largest customer comprised approximately 5% of the Company’s consolidated revenues for the year ended December 31, 2013.
Backlog – Most customer orders are manufactured with a lead time of three weeks or less. Therefore, the amount of backlog orders at December 31, 2013, was not material. The Company expects all backlog orders at December 31, 2013, to be shipped during 2014.
Competition – The Company sells its products in highly competitive markets, which include paper, textile, film, food, chemical, packaging, construction, and wire and cable. All of these markets are influenced by the overall rate of economic activity and their behavior is principally driven by supply and demand. Because we operate in highly competitive markets, we regularly bid for new and continuing business. Losses and/or awards of business from our largest customers, customer changes to alternative forms of packaging, and the repricing of business, can have a significant effect on our operating results. The Company manufactures and sells many of its products globally. The Company, having operated internationally since 1923, considers its ability to serve its customers worldwide in a timely and consistent manner a competitive advantage. The Company also believes that its technological leadership, reputation for quality, and vertical integration are competitive advantages. Expansion of the Company’s product lines and global presence is driven by the rapidly changing needs of its major customers, who demand high-quality, state-of-the-art, environmentally compatible packaging, wherever they choose to do business. It is important to be a low-cost producer in order to compete effectively. The Company is constantly focused on productivity improvements and other cost-reduction initiatives utilizing the latest in technology.
Research and Development – Company-sponsored research and development expenses totaled approximately $20.1 million in 2013, $20.2 million in 2012 and $18.8 million in 2011. Customer-sponsored research and development expenses were not material in any of these periods. Significant projects in Sonoco’s Consumer Packaging segment include a broad range of cost-reduction projects, high-value flexible packaging enhancements, rigid plastic containers technology and next-generation composite packaging. During 2013, the Paper and Industrial Converted Products segment continued to invest in efforts to design and develop new products for the construction industry and for the film and tape industries. In addition, efforts were focused on enhancing performance characteristics of the Company’s tubes and cores in the textile, film and paper packaging areas, as well as on projects aimed at enhancing productivity. Research and development projects in the Company’s Protective Solutions segment were primarily focused on developing new temperature-assurance solutions for the pharmaceuticals market.
Compliance with Environmental Laws – Information regarding compliance with environmental laws is provided in Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations under the caption “Risk Management,” and in Note 14 to the Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K.
Number of Employees – Sonoco had approximately 19,900 employees worldwide as of December 31, 2013.
(d) Financial information about geographic areas –
Financial information about geographic areas is provided in Note 16 to the Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K, and in the information about market risk in Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations under the caption “Risk Management” of this Annual Report on Form 10-K.
(e) Available information –
The Company electronically files with the Securities and Exchange Commission (SEC) its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its periodic reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”), and proxy materials

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pursuant to Section 14 of the 1934 Act. The SEC maintains a site on the Internet, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Sonoco also makes its filings available, free of charge, through its website, www.sonoco.com, as soon as reasonably practical after the electronic filing of such material with the SEC.

6	FORM 10-K SONOCO 2013 ANNUAL REPORT

PART II

Item 7. Management’s discussion and analysis of financial condition and results of operations

Results of operations – 2013 versus 2012
For 2013, net income attributable to Sonoco was $219.1 million, compared with $196.0 million for 2012. Net income in 2013 was negatively impacted by after-tax restructuring and other charges of $18.4 million, net of gains from property sales and excess property insurance recoveries. In 2012, net income attributable to Sonoco was negatively impacted by after-tax restructuring and acquisition charges of $20.1 million, net of gains from property sales and excess property insurance recoveries, and net income tax charges of $10.8 million relating primarily to the repatriation of accumulated offshore cash.
Base earnings in 2013 were $237.5 million ($2.30 per diluted share), compared with $226.9 million ($2.21 per diluted share) in 2012. This 4.7% year-over-year increase was the result of productivity improvements, modest volume growth and a positive price/cost relationship, partially offset by higher labor, pension, maintenance and other costs.
The consolidated effective tax rate was 31.6%, compared with 36.1% in 2012 and the effective tax rate on base earnings was 31.2%, compared with 32.1% in 2012. The decrease in the GAAP rate was due primarily to a tax charge in 2012 associated with the repatriation of accumulated offshore cash.
Consolidated net sales for 2013 were $4.85 billion, a $62 million, or 1.3%, increase from 2012.
The components of the sales change were:

($ in millions)
Volume/Mix	$68
Selling price	30
Acquisitions/Divestitures	(7)
Currency exchange rate/Other	(29)
Total sales increase	$62
Volume was up in nearly all of the Company's businesses outside of the Consumer Packaging segment. For the most part, price changes for the Company’s products are driven by changes in the underlying product costs. Of the selling price gains, approximately 70% came in Paper and Industrial Converted Products, where prices increased in response to higher recovered paper prices. The majority of the remaining gains came in the Consumer Packaging segment, primarily reflecting contract price resets to pass through higher paper and tinplate steel costs, and, to a lesser extent, higher film and resin costs. Included in Other is a $31 million reduction due to the Company's decision to exit the recycled fiber trading business in Europe. Total domestic sales were $3.2 billion, up 2% from 2012 levels. International sales were $1.6 billion, essentially flat with 2012.
Costs and expenses/margins
Cost of sales was up $32.1 million, or 0.8%, from the prior year, which was less than the 1.3% increase in sales reflecting the benefits of higher volume and productivity gains as well as the ability in 2013 for most of our businesses to increase prices in line with or somewhat more than the increases in the direct costs of materials, energy and freight. Gross profit margins improved year over year to 18.0% from 17.6% in the prior year. Higher average market prices for recovered paper increased costs in our industrial businesses, while Consumer Packaging was negatively impacted by higher resin, tinplate steel and other costs. The benefits of positive price/cost and productivity improvements were partially offset by higher labor, pension and other costs.
In 2013, aggregate pension and postretirement expenses increased $9.1 million to $62.0 million, versus $52.9 million in 2012. Approximately 75% of these expenses are reflected in cost of sales, with the balance in selling, general and administrative expenses. The higher expense was primarily the result of higher actuarial loss amortization due to lower discount rates.
Selling, general and administrative expenses increased $23.5 million, or 5.1%, and were 10.0% of sales compared to 9.7% of sales in 2012. The increase as a percent of sales was driven primarily by higher incentive and pension costs with the total dollar increase also reflecting wage and general inflation and higher volume-driven costs such as commissions. Base earnings before interest and income taxes were 8.0% of sales in 2013 compared to 7.8% in 2012, driven by the improved gross profit margins discussed above.
Restructuring and restructuring related asset impairment charges totaled $25.0 million and $32.9 million in 2013 and 2012, respectively. Additional information regarding restructuring actions and impairments is provided in Note 4 to the Company’s Consolidated Financial Statements.

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Research and development costs, all of which were charged to expense, were $20.1 million in 2013 and $20.2 million in 2012. Management expects research and development spending in 2014 to remain consistent with these levels.
Net interest expense totaled $56.7 million for the year ended December 31, 2013, compared with $60.0 million in 2012. The decrease was due primarily to lower average debt levels stemming from the repayment of debt using repatriated offshore cash in early 2013.
Reportable segments
As a result of a change in the internal management reporting structure, effective January 1, 2014, Sonoco Alloyd, the Company's retail packaging component, is reported as part of the Display and Packaging segment. Management believes this change enables these businesses to better leverage the Company's capabilities, products and services to provide complete solutions to our retail merchandising customers. Sonoco Alloyd was previously reported as part of the Protective Solutions segment. Prior period results for the affected segments have been retrospectively revised to reflect this change.
Consolidated operating profits, also referred to as “Income before interest and income taxes” on the Consolidated Statements of Income, are comprised of the following:

($ in millions)	2013	2012	% Change
Segment operating profit
Consumer Packaging	$187.1	$176.8	5.9%
Paper and Industrial Converted Products	138.1	141.4	(2.3)%
Display and Packaging	20.8	20.4	2.0%
Protective Solutions	40.1	36.9	8.6%
Restructuring/Asset impairment charges	(25.0)	(32.9)	(23.8)%
Acquisition-related costs	(0.5)	(0.3)	55.6%
Property insurance gains	0.7	4.8	(85.3)%
Consolidated operating profits	$361.3	$347.1	4.1%
Segment results viewed by Company management to evaluate segment performance do not include restructuring charges, asset impairment charges, acquisition-related charges, specifically identified tax adjustments, and certain other items, if any, the exclusion of which the Company believes improves comparability and analysis. Accordingly, the term “segment operating profits” is defined as the segment’s portion of “Income before interest and income taxes” excluding those items. General corporate expenses, with the exception of restructuring charges, asset impairment charges, acquisition-related charges, net interest expense and income taxes, have been allocated as operating costs to each of the Company’s reportable segments.
See Note 16 to the Company’s Consolidated Financial Statements for more information on reportable segments.
Consumer Packaging

($ in millions)	2013	2012	% Change
Trade sales	$1,893.5	$1,912.6	(1.0)%
Segment operating profits	187.1	176.8	5.9%
Depreciation, depletion and amortization	74.1	75.6	(1.9)%
Capital spending	48.8	58.3	(16.3)%
Sales decreased year over year primarily due to lower volume in rigid paper and plastic containers, a significant driver of which was lower demand for our customers’ products, partially offset by gains in flexible packaging. Demand for certain of the company's metal-end products declined due to customer transitions to other formats and insourcing. In addition, demand for certain of the segment’s products, particularly those used for frozen food, declined as the effect of higher agricultural commodity costs on retail prices weighed down consumer spending on packaged food. Selling prices were mixed, but slightly higher for the segment as whole. Prices were higher in both rigid paper and plastic containers, reflecting the pass through of higher costs relative to the prior year. The benefit to trade sales of higher selling prices was largely offset by the impact of foreign exchange rates. Domestic sales were approximately $1,477 million, up 0.8%, or $12 million, from 2012, while international sales were approximately $417 million, down 7.0%, or $31 million, from 2012.
Segment operating profits increased by $10.3 million year over year and operating profit margins increased to 9.9% from 9.3% in 2012. The increase in segment operating profits was largely driven by strong manufacturing cost productivity improvements, lower fixed costs due to restructuring and cost control actions, and a positive price/cost relationship. These benefits were partially offset by higher pension expense and inflation in labor and other costs. Nearly

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half of the improvement in segment operating profits was attributable to higher volume and a more profitable mix of business in the Company's flexible packaging operations. Despite lower volume, the Company’s thermoformed plastics business saw a significant year-over-year increase in operating profits due to strong productivity improvements and reduced fixed costs.
Significant capital spending in the Consumer Packaging segment included spending on projects to increase rigid paper, flexible packaging, and blowmolding production capacity, numerous productivity projects, and the start up of a new rigid paper manufacturing facility in Poland.
Display and Packaging

($ in millions)	2013	2012	% Change
Trade sales	$625.0	$581.2	7.5%
Segment operating profits	20.8	20.4	2.0%
Depreciation, depletion and amortization	18.0	15.8	14.6%
Capital spending	7.4	9.2	(19.1)%
Trade sales were up $43.8 million year over year, reflecting volume growth in the Company's U.S. display and packaging and international contract packaging operations along with a positive impact from foreign currency translation. Both domestic and international sales benefited from organic growth with existing customers while higher volumes in U.S. display and packaging also reflect the addition of a major new customer. Demand for the Company's retail security packaging products continued to be weak with a decrease in volume, slightly offset by increased pricing. Domestic sales increased $20 million, or 7.7%, to $286 million, while international sales increased $23 million, or 7.3%, to $339 million.
The slight increase in segment operating profit was driven by the higher sales volume in display and packaging, largely offset by weaker results in retail security packaging and higher fixed costs incurred to support the major new customer in the U.S. and international growth in Brazil and Poland.
Capital spending in the segment included numerous productivity and customer development projects in the United States and capacity expansion in Poland.

Paper and Industrial Converted Products

($ in millions)	2013	2012	% Change
Trade sales	$1,858.9	$1,840.8	1.0%
Segment operating profits	138.1	141.4	(2.3)%
Depreciation, depletion and amortization	82.4	83.3	(1.1)%
Capital spending	88.6	112.3	(21.1)%
Higher selling prices, primarily due to higher average market costs for old corrugated containers (OCC), and higher volumes in the majority of the segment's operations accounted for nearly all of the reported increase in segment trade sales. Partially offsetting these gains was a $31 million reduction in trade sales due to the Company's decision to exit its European recycled fiber trading business. Due to relatively low margins, this decision had little effect on segment operating profits. Most of the segment's volume gains occurred in its North American paper and recycling operations and Asian tube and core operations. These gains were partially offset by lower reels volume and the impact of exchange rates. Volume in reels decreased on lower demand for steel reels due to a variety of factors that worked to reduce capital spending by the Company's customers, one-time orders in 2012 that did not repeat, and a weaker market for nailed wood reels; reels market share is estimated to have remained flat year over year. Total domestic sales in the segment increased $45 million, or 4.4%, to $1,064 million while international sales decreased $27 million, or 3.3%, to $795 million, with approximately $9 million of the decrease a result of unfavorable foreign exchange rate changes.
Segment operating profit decreased year over year as higher labor, incentives, pension and other costs more than offset higher volume, improved productivity and a modest overall positive price/cost relationship. Operating profit improvements in North American paper and recycling and Asian converted products were largely offset by operating profit declines in North American tubes and cores and South American paper and converted products as well as higher segment overhead costs. Despite the decline in volume, operating profits in reels was flat year over year.
Significant capital spending in the segment included final installation work on the new biomass boiler, the modification of several paper machines, primarily in North America and Europe, and numerous productivity projects. Capital spending in 2013 is net of $21.9 million in tax credits received on the biomass boiler.

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Protective Solutions

($ in millions)	2013	2012	% Change
Trade sales	$470.7	$451.5	4.2%
Operating profits	40.1	36.9	8.6%
Depreciation, depletion and amortization	23.1	25.8	(10.3)%
Capital spending	15.9	8.9	79.0%
Sales increased year over year primarily due to higher volume in each of the segment's businesses. Most of the volume improvement was driven by increased demand and/or new contracts in the automotive, industrial and appliance packaging product lines.
Segment operating profit increased year over year as higher volume and strong productivity gains were partially offset by an unfavorable change in the mix of business and higher labor and other costs.
Domestic sales decreased $12 million, or 2.9%, to $405 million, while international sales increased $31 million, or 88.6%, to $66 million.
Capital spending in the segment included the start up of a new manufacturing facility in Mexico and numerous productivity and customer development projects.

Results of operations – 2012 versus 2011
Consolidated net sales for 2012 were $4.8 billion, a $287 million, or 6.4%, increase from 2011.
The components of the sales change were:

($ in millions)
Volume/Mix	$6
Selling price	(45)
Acquisitions	406
Currency exchange rate/Other	(80)
Total sales increase	$287
Acquisition sales were almost entirely attributable to Tegrant, which was acquired in November 2011. Excluding acquisitions, reported sales would have been down 2.5% due to lower prices and the impact of exchange rates. Although volume was essentially flat overall, results were mixed across the Company's various businesses. Volume was up in Paper and Industrial Converted Products and in Display and Packaging, but was down in the Consumer Packaging segment. For the most part, price changes for the Company's products were driven by changes in the underlying product costs. Selling prices had the greatest impact on Paper and Industrial Converted Products, where they declined in response to lower recovered paper prices. However, selling prices were higher in the Consumer Packaging segment, primarily reflecting contract price resets to pass through higher paper and tinplate steel costs, and, to a lesser extent, higher film and resin costs. Total domestic sales were $3.2 billion, up 12% from 2011 levels. International sales were $1.6 billion, down 3% from 2011.

Costs and expenses
Cost of sales was up $200.3 million from 2011; however, excluding the impact of acquisitions, cost of sales would have been down, in line with the decrease in sales. Lower market pricing for recovered paper benefited costs in our industrial businesses, while Consumer Packaging was negatively impacted by higher tinplate steel and other costs. Price/cost (the relationship of the change in sales prices to the change in costs of materials, energy and freight) was positive relative to the prior year, but the benefit was offset by higher labor, pension and other costs. Gross profit margins improved year over year from 16.8% to 17.6% due largely to the addition of higher-margin Tegrant sales. Positive price/cost also contributed to the improvement.
In 2012, aggregate pension and postretirement expenses increased $16.0 million to $52.9 million, versus $36.9 million in 2011. Approximately 75% of these expenses were reflected in cost of sales, with the balance in selling, general and administrative expenses. The higher expense was primarily the result of higher actuarial loss amortization due to lower discount rates.
The acquisition of Tegrant was responsible for almost all of the $66.2 million increase in selling, general and administrative expenses. Excluding acquisitions, these costs would have been up slightly more than 1%, driven primarily by higher pension expense and general inflation, partially offset by the impact of foreign exchange rates. Base earnings before interest and income taxes were 7.3% of sales, virtually unchanged from 2011.

10

Restructuring and restructuring related asset impairment charges totaled $32.9 million and $36.8 million in 2012 and 2011, respectively. Additional information regarding restructuring actions and impairments is provided in Note 4 to the Company’s Consolidated Financial Statements.
Research and development costs, all of which were charged to expense, were $20.2 million and $18.8 million in 2012 and 2011, respectively.
Net interest expense totaled $60.0 million for the year ended December 31, 2012, compared with $38.1 million in 2011. The increase was due primarily to higher average debt levels. In November 2011, the Company issued $500 million of senior unsecured notes consisting of $250 million of 4.375% Notes due 2021 and an additional $250 million of its 5.75% Notes due 2040. These funds were used for the Tegrant acquisition. Additionally, the Company entered into a $150 million three-year Term Loan Agreement, using a substantial portion of the proceeds to reduce outstanding commercial paper and the remainder for the Tegrant acquisition. This term loan was repaid in January 2013.
Reportable segments
Consolidated operating profits, also referred to as “Income before interest and income taxes” on the Consolidated Statements of Income, are comprised of the following:

($ in millions)	2012	2011	% Change
Segment operating profit
Consumer Packaging	$176.8	$191.5	(7.7)%
Display and Packaging	20.4	21.6	(5.6)%
Paper and Industrial Converted Products	141.4	138.2	2.3%
Protective Solutions	36.9	15.4	140.4%
Restructuring/Asset impairment charges	(32.9)	(36.8)	(10.8)%
Acquisition-related costs	(0.3)	(12.3)	(97.5)%
Property insurance gains	4.8	5.0	(3.1)%
Consolidated operating profits	$347.1	$322.5	7.6%
Consumer Packaging

($ in millions)	2012	2011	% Change
Trade sales	$1,912.6	$1,977.3	(3.3)%
Segment operating profits	176.8	191.5	(7.7)%
Depreciation, depletion and amortization	75.6	80.3	(5.9)%
Capital spending	58.3	60.8	(4.1)%
Sales decreased year over year primarily due to lower volume in rigid paper and plastic containers, a significant driver of which was lower demand for our customers' products. In addition, demand for many of the segment's products declined as the effect of higher agricultural commodity costs on retail prices weighed down consumer spending on packaged food. Selling prices were slightly higher throughout the segment, but most notably in rigid paper containers, reflecting the pass through of higher costs relative to 2011. The benefit to trade sales of higher selling prices was largely offset by the impact of foreign exchange rates. Domestic sales were approximately $1,465 million, down 0.5%, or $7 million, from 2011, while international sales were approximately $448 million, down 12.3%, or $57 million, from 2011.
The decrease in segment operating profits was driven by lower volume together with a negative mix of business. These declines were partially offset by productivity improvements and a positive price/cost relationship, net of higher labor, pension, and other costs. As a result, operating profit margins declined to 9.3% from 9.7% in 2011. The Company's thermoformed plastics business saw a significant year-over-year decline in operating profits. This reduction was primarily due to lower demand for dual-ovenable trays in the frozen food industry and production inefficiencies resulting from the consolidation of operations and management changes.
Significant capital spending in the Consumer Packaging segment included spending on projects to increase rigid paper and rigid plastic container production capacity, productivity projects, and upgrades to the production management and information system.

11

Display and Packaging

($ in millions)	2012	2011	% Change
Trade sales	$581.2	$486.1	19.6%
Segment operating profits	20.4	21.6	(5.6)%
Depreciation, depletion and amortization	15.8	8.2	91.2%
Capital spending	9.2	5.4	69.4%
The year-over-year increase in trade sales was primarily driven by the acquisition in November 2011 of Tegrant which accounted for $88.9 million of the year-over-year increase in sales. The remainder of the increase was driven by an improvement in international packaging fulfillment activities which was partially offset by the previously disclosed loss in 2011 of a contract packaging customer and the negative impact of foreign currency translation. Domestic sales increased $58 million, or 27.7%, to $265 million, while international sales increased $37 million, or 13.7%, to $316 million. The increase in domestic sales was attributable to the Tegrant acquisition, partially offset by the above mentioned lost customer and the relocation of a customer's operations to Mexico. The increase in international sales was a result of increased service center volume in Poland and Mexico, offset by the impact of exchange rates.
Operating profit for the segment decreased primarily due to the lost contract packaging customer and the impact of foreign currency translation, which were partially offset by the acquisition of Tegrant and improved productivity. In addition, prior year results benefited from higher-margin business associated with the customer relocation and transition activities for the above mentioned lost customer.
Capital spending in the segment included capacity expansion in South America and Poland, some manufacturing consolidation in the United States, as well as numerous productivity and customer development projects in the United States, Europe and South America.

Paper and Industrial Converted Products

($ in millions)	2012	2011	% Change
Trade sales	$1,840.8	$1,892.2	(2.7)%
Segment operating profits	141.4	138.2	2.3%
Depreciation, depletion and amortization	83.3	86.6	(3.7)%
Capital spending	112.3	86.8	29.3%
Lower selling prices, primarily due to lower average market costs for old corrugated containers (OCC), together with the impact of foreign exchange rates, accounted for most of the reported decrease in segment trade sales. Trade sales benefited from increased volume in reels and paper/recycling, which was partially offset by lower tubes and cores demand in most regions of the world. Tubes and cores market share is estimated to have remained relatively flat from 2011 to 2012. Total domestic sales in the segment decreased $7 million, or 0.7%, to $1,019 million, while international sales decreased $45 million, or 5.2%, to $822 million, with approximately $43 million of the decrease a result of unfavorable foreign exchange rates.
The increase in segment operating profit reflects the impact of higher overall volume, as improved productivity and an overall positive price/cost relationship were offset by higher labor, pension and other costs. Operating profits from converted products improved due to positive price/cost and increased reels volume despite lower volume in tubes and cores. Those improvements were partially offset in paper/recycling as the impact of negative price/cost, extended machine downtime for capital improvements and major repair/maintenance costs exceeded the benefit from higher volumes.
Significant capital spending included installation work on a new biomass boiler, the modification of several paper machines, primarily in North America and Europe, productivity projects and the replacement of the Company's Thailand facility which was damaged by a flood in 2011.

12

Protective Solutions

($ in millions)	2012	2011	% Change
Trade sales	$451.5	$143.3	215.1%
Operating profits	36.9	15.4	140.4%
Depreciation, depletion and amortization	25.8	4.8	435.0%
Capital spending	8.9	3.0	191.6%
Sales in the Protective Solutions segment increased due to the acquisition of Tegrant as volume was off approximately 2% in the Company’s legacy protective packaging business on weak demand, particularly in the appliance market. However, higher volume and an improved mix of business in the Tegrant operations during the period following the anniversary of their November 2011 acquisition also contributed to the improvement in sales and operating profits. For the year, operations within the Tegrant businesses generally performed in line with expectations but experienced higher manufacturing costs in 2012 due to temporary production inefficiencies. These production inefficiencies have been resolved.
Domestic sales were approximately $417 million, up 261% from 2011, and international sales were approximately $35 million, an increase of 25% from 2011. These increases were the result of the acquisition of Tegrant.
Capital spending in the segment included numerous productivity and customer development projects, primarily in the newly acquired Tegrant operations.

Critical accounting policies and estimates
Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon the Company’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company evaluates these estimates and assumptions on an ongoing basis, including but not limited to those related to inventories, bad debts, derivatives, income taxes, intangible assets, restructuring, pension and other postretirement benefits, environmental liabilities, and contingencies and litigation. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results could differ from those estimates. The impact of and any associated risks related to estimates, assumptions and accounting policies are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as in the Notes to the Consolidated Financial Statements, if applicable, where such estimates, assumptions and accounting policies affect the Company’s reported and expected financial results.
The Company believes the accounting policies discussed in the Notes to the Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K are critical to understanding the results of its operations. The following discussion represents those policies that involve the more significant judgments and estimates used in the preparation of the Company’s Consolidated Financial Statements.
Impairment of goodwill
In accordance with ASC 350, the Company assesses its goodwill for impairment annually and from time to time when warranted by the facts and circumstances surrounding individual reporting units or the Company as a whole. If the carrying value of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized for the excess. The Company’s reporting units are one level below its operating segments, as determined in accordance with ASC 350.
The Company completed its most recent annual goodwill impairment testing during the third quarter of 2013. For testing purposes, the Company performed an assessment of each reporting unit by considering certain qualitative and quantitative factors. Qualitative factors included such things as the macroeconomic environment, Company stock price and market capitalization movement, business strategy changes, and significant customer wins and losses. Quantitative factors included the amount by which the estimated fair value exceeded its current carrying value, current year operating performance as compared to prior projections, and implied fair values from comparable trading and transaction multiples. As a result of its qualitative and quantitative assessments, the Company concluded that there was no impairment of goodwill for any of its reporting units.
When the Company estimates the fair value of a reporting unit, it does so using a discounted cash flow model based on projections of future years’ operating results and associated cash flows, together with comparable trading and transaction

13

multiples. The Company’s model discounts projected future cash flows, forecasted over a ten-year period, with an estimated residual growth rate. The Company’s projections incorporate management’s best estimates of the expected future results, which include expectations related to new business, and, where applicable, improved operating margins. Projected future cash flows are discounted to present value using a discount rate management believes is commensurate with the risks inherent in the cash flows.
The Company’s assessments, whether qualitative or quantitative, incorporate management’s expectations for the future, including forecasted growth rates and/or margin improvements. Therefore, should there be changes in the relevant facts and circumstances and/or expectations, management’s assessment regarding goodwill impairment may change as well. Management’s projections related to revenue growth and/or margin improvements are based on a combination of factors, including expectations for volume growth with existing customers, product expansion, improved price/cost, productivity gains, fixed cost leverage, improvement in general economic conditions, increased operational capacity and customer retention.
In considering the level of uncertainty regarding the potential for goodwill impairment, management has concluded that any such impairment would likely be the result of adverse changes in more than one assumption. Management does not consider any of its assumptions to be either aggressive or conservative, but rather its best estimate based on available evidence at the time of the assessment. Other than in Display and Packaging, which is discussed below, there is no specific singular event or change in circumstances management has identified that it believes could reasonably result in a change to expected future results in any of its reporting units sufficient to result in goodwill impairment. In management’s opinion, a change of such magnitude would more likely be the result of changes to some combination of the factors identified above, a general deterioration in competitive position, introduction of a superior technology, significant unexpected changes in customer preferences, an inability to pass through significant raw material cost increases, and other such items as identified in "Item 1A. Risk Factors" in this Annual Report on Form 10-K.
Although no reporting units failed the qualitative or quantitative assessments noted above, in management’s opinion, the reporting units with significant goodwill having the greatest risk of future impairment are Plastics - Blowmolding and Plastics - Thermoforming. Total goodwill associated with these reporting units was approximately $127 million and $53 million, respectively, at December 31, 2013.
Plastics – Blowmolding manufactures blow-molded plastic containers primarily for use in nonfood applications. This reporting unit is the result of the purchase of Matrix Packaging in May 2007, which was acquired to be a growth platform for the Company and to provide an avenue into the health and beauty market. Although operating results since that time have often lagged expectations, in order for the unit to achieve its growth potential the Company has continued to invest significantly in the business. As a result, current projections for this reporting unit reflect revenue growth as well as improvements in operating margins due largely to expected execution improvements. This particular unit has experienced a number of setbacks over the past year including quality issues with a significant but customer-specific product, a major equipment failure, longer and more costly than expected ramp ups of new production capacity, and costs and inefficiencies related to both relocating production to accommodate changes in customer logistics as well as switching to a new resin due to the exit of a key supplier. In addition, one of its plants was struck by a tornado. Sales growth is expected to be driven by the return of volume that was shifted to competitors due to production down time, new business from key nonfood customers, expansion into more food-based applications and collaboration with large-scale packaging service providers. Margins are expected to improve largely as a result of the elimination of the costs and inefficiencies related to the above mentioned issues, as well as future productivity improvements and the leveraging of new sales volume. Should the sales growth and/or margin improvements not materialize, a goodwill impairment charge may be incurred. Based on the valuation work performed for the current year test, the estimated fair value of Plastics - Blowmolding exceeded its carrying value by approximately 12%. This is a reduction from the prior year due to the operational matters discussed previously as well as an increase in the discount rate utilized in the analysis.
Plastics – Thermoforming primarily manufactures monolayer, coated and barrier and non-barrier laminated tubs, cups, spools and trays primarily serving the portion control, food service and frozen food trays markets. Demand in these markets, and from the division’s main customers that serve them, has softened over the past several years due to changes in consumer preferences and behavior. The most notable example has been dual-ovenable trays for the frozen food market, historically one of this unit's more significant product categories. The Company has observed a shift away from these trays, which can be used in either a microwave or conventional oven, to less expensive microwave-only trays, which has put pressure on sales and margins within this business. In response, management is working to expand the unit's product line into other package categories and is implementing actions to improve manufacturing productivity and reduce fixed overhead. Should trends continue and the results of these efforts be less than expected, a goodwill impairment charge may be incurred. In its assessment of fair value performed in the third quarter of 2013, the estimated fair value of the Plastics - Thermoforming reporting unit exceeded its carrying value by approximately 18%. This is a

14

reduction from the prior year due to the operational matters discussed previously as well as an increase in the discount rate utilized in the analysis.
Although goodwill of the Display and Packaging reporting unit is not currently considered to be at risk of impairment, a large portion of sales in this unit is concentrated in one customer and will be up for renegotiation over the next few years. Management expects to retain this business; however, if a significant amount is lost and not replaced, it is possible that a goodwill impairment charge may be incurred. Total goodwill associated with this reporting unit was approximately $197 million at December 31, 2013. Based on the valuation work performed for the current year test, the estimated fair value of Display and Packaging exceeded its carrying value by approximately 24%.
In its 2013 analysis, projected future cash flows were discounted at 9.0%, 10.1% and 10.7% for Plastics - Blowmolding, Plastics - Thermoforming and Display and Packaging, respectively. Holding other valuation assumptions constant, Plastics - Blowmolding projected operating profits across all future periods would have to be reduced approximately 8%, or the discount rate increased to 9.7%, in order for the estimated fair value to fall below the reporting unit’s carrying value. The corresponding percentages for Plastics - Thermoforming are 16% or 11.6% and for Display and Packaging are 14% or 12.8%.
During the time subsequent to the annual evaluation, and at December 31, 2013, the Company considered whether any events and/or changes in circumstances had resulted in the likelihood that the goodwill of any of its reporting units may have been impaired. It is management’s opinion that no such events have occurred.
Item 8. Financial statements and supplementary data
The Consolidated Financial Statements and Notes to the Consolidated Financial Statements are provided on pages F-1 through F-39 of this report. Selected quarterly financial data is provided in Note 18 to the Consolidated Financial Statements included in this Annual Report on Form 10-K.

15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and directors of Sonoco Products Company:
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) of the Company's 2013 Annual Report on Form 10-K present fairly, in all material respects, the financial position of Sonoco Products Company and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed under Item 15(a)(2) of the Company's 2013 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework [1992] issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2013 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP

Charlotte, North Carolina
March 3, 2014
except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 16, as to which the date is
April 30, 2014

F 1	FORM 10-K SONOCO 2013 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS
Sonoco Products Company

(Dollars and shares in thousands) At December 31	2013	2012
Assets
Current Assets
Cash and cash equivalents	$217,567	$373,084
Trade accounts receivable, net of allowances of $9,771 in 2013 and $7,252 in 2012	614,053	619,761
Other receivables	38,995	36,311
Inventories
Finished and in process	158,256	159,193
Materials and supplies	252,531	224,079
Prepaid expenses	57,666	65,395
Deferred income taxes	39,406	22,073
	1,378,474	1,499,896
Property, Plant and Equipment, Net	1,021,920	1,034,906
Goodwill	1,099,207	1,110,505
Other Intangible Assets, Net	243,920	276,809
Long-term Deferred Income Taxes	67,364	90,936
Other Assets	168,406	163,013
Total Assets	$3,979,291	$4,176,065
Liabilities and Equity
Current Liabilities
Payable to suppliers	$491,809	$426,786
Accrued expenses and other	261,895	281,532
Accrued wages and other compensation	69,671	56,004
Notes payable and current portion of long-term debt	35,201	273,608
Accrued taxes	8,649	6,305
	867,225	1,044,235
Long-term Debt	946,257	1,099,454
Pension and Other Postretirement Benefits	263,718	461,881
Deferred Income Taxes	128,006	15,649
Other Liabilities	48,760	51,632
Commitments and Contingencies
Sonoco Shareholders’ Equity
Serial preferred stock, no par value
Authorized 30,000 shares
0 shares issued and outstanding as of December 31, 2013 and 2012
Common shares, no par value
Authorized 300,000 shares
102,147 and 100,847 shares issued and outstanding at December 31, 2013 and 2012, respectively	7,175	7,175
Capital in excess of stated value	457,190	445,492
Accumulated other comprehensive loss	(358,520)	(475,826)
Retained earnings	1,604,892	1,512,145
Total Sonoco Shareholders’ Equity	1,710,737	1,488,986
Noncontrolling Interests	14,588	14,228
Total Equity	1,725,325	1,503,214
Total Liabilities and Equity	$3,979,291	$4,176,065
The Notes beginning on page F-6 are an integral part of these financial statements.

F 2

CONSOLIDATED STATEMENTS OF INCOME
Sonoco Products Company

(Dollars and shares in thousands except per share data) Years ended December 31	2013	2012	2011
Net sales	$4,848,092	$4,786,129	$4,498,932
Cost of sales	3,974,588	3,942,497	3,742,149
Gross profit	873,504	843,632	756,783
Selling, general and administrative expenses	487,171	463,715	397,477
Restructuring/Asset impairment charges	25,038	32,858	36,826
Income before interest and income taxes	361,295	347,059	322,480
Interest expense	59,913	64,114	41,832
Interest income	3,187	4,129	3,758
Income before income taxes	304,569	287,074	284,406
Provision for income taxes	96,203	103,759	78,423
Income before equity in earnings of affiliates	208,366	183,315	205,983
Equity in earnings of affiliates, net of tax	12,029	12,805	12,061
Net income	220,395	196,120	218,044
Net (income) attributable to noncontrolling interests	(1,282)	(110)	(527)
Net income attributable to Sonoco	$219,113	$196,010	$217,517
Weighted average common shares outstanding:
Basic	102,577	101,804	101,071
Assuming exercise of awards	671	769	1,102
Diluted	103,248	102,573	102,173
Per common share
Net income attributable to Sonoco:
Basic	$2.14	$1.93	$2.15
Diluted	$2.12	$1.91	$2.13
Cash dividends	$1.23	$1.19	$1.15

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Sonoco Products Company

(Dollars in thousands) Years ended December 31	2013	2012	2011
Net income	$220,395	$196,120	$218,044
Other comprehensive income/(loss):
Foreign currency translation adjustments	(29,308)	25,016	(39,051)
Changes in defined benefit plans, net of tax	139,227	(41,498)	(127,798)
Change in derivative financial instruments, net of tax	6,465	1,460	(672)
Comprehensive income	336,779	181,098	50,523
Net (income) attributable to noncontrolling interests	(1,282)	(110)	(527)
Other comprehensive loss/(income) attributable to noncontrolling interests	922	(505)	89
Comprehensive income attributable to Sonoco	$336,419	$180,483	$50,085
The Notes beginning on page F-6 are an integral part of these financial statements.

F 3	FORM 10-K SONOCO 2013 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN TOTAL EQUITY
Sonoco Products Company

(Dollars and shares in thousands)	Total Equity	Common Shares		Capital in Excess of Stated Value	Accumulated Other Comprehensive Loss	Retained Earnings	Non- controlling Interests
		Outstanding	Amount
January 1, 2011	$1,507,693	100,510	$7,175	$441,328	$(292,867)	$1,336,155	$15,902
Net income	218,044					217,517	527
Other comprehensive income/(loss):
Translation loss	(39,051)				(38,962)		(89)
Defined benefit plan adjustment[1]	(127,798)				(127,798)
Derivative financial instruments[1]	(672)				(672)
Other comprehensive loss	(167,521)				(167,432)		(89)
Dividends	(116,237)					(116,237)
Issuance of stock awards	26,487	1,100		26,487
Shares repurchased	(49,442)	(1,399)		(49,442)
Stock-based compensation	12,102			12,102
Purchase of noncontrolling interest	(5,718)			(2,991)			(2,727)
December 31, 2011	$1,425,408	100,211	$7,175	$427,484	$(460,299)	$1,437,435	$13,613
Net income	196,120					196,010	110
Other comprehensive income/(loss):
Translation gain	25,016				24,511		505
Defined benefit plan adjustment[1]	(41,498)				(41,498)
Derivative financial instruments[1]	1,460				1,460
Other comprehensive loss	(15,022)				(15,527)		505
Dividends	(121,300)					(121,300)
Issuance of stock awards	13,324	763		13,324
Shares repurchased	(4,167)	(127)		(4,167)
Stock-based compensation	8,851			8,851
December 31, 2012	$1,503,214	100,847	$7,175	$445,492	$(475,826)	$1,512,145	$14,228
Net income	220,395					219,113	1,282
Other comprehensive income/(loss):
Translation loss	(29,308)				(28,386)		(922)
Defined benefit plan adjustment[1]	139,227				139,227
Derivative financial instruments[1]	6,465				6,465
Other comprehensive income	116,384				117,306		(922)
Dividends	(126,366)					(126,366)
Issuance of stock awards	27,465	2,008		27,465
Shares repurchased	(27,239)	(708)		(27,239)
Stock-based compensation	11,472			11,472
December 31, 2013	$1,725,325	102,147	$7,175	$457,190	$(358,520)	$1,604,892	$14,588

[1]	net of tax
The Notes beginning on page F-6 are an integral part of these financial statements.

F 4

CONSOLIDATED STATEMENTS OF CASH FLOWS
Sonoco Products Company

(Dollars in thousands) Years ended December 31	2013	2012	2011
Cash Flows from Operating Activities
Net income	$220,395	$196,120	$218,044
Adjustments to reconcile net income to net cash provided by operating activities
Asset impairment	8,238	8,427	12,518
Depreciation, depletion and amortization	197,671	200,403	179,871
Share-based compensation expense	11,472	8,851	12,102
Equity in earnings of affiliates	(12,029)	(12,805)	(12,061)
Cash dividends from affiliated companies	13,631	9,329	11,676
(Gain)/Loss on disposition of assets	(493)	(6,690)	1,907
Pension and postretirement plan expense	61,946	52,856	36,853
Pension and postretirement plan contributions	(42,007)	(75,059)	(142,097)
Tax effect of share-based compensation exercises	11,462	5,698	5,965
Excess tax benefit of share-based compensation	(12,456)	(2,682)	(4,018)
Net increase in deferred taxes	37,202	18,989	11,036
Change in assets and liabilities, net of effects from acquisitions, dispositions and foreign currency adjustments
Trade accounts receivable	162	1,190	(52,484)
Inventories	(32,787)	16,157	3,423
Payable to suppliers	65,894	(16,010)	(13,798)
Prepaid expenses	(1,993)	1,114	(2,559)
Accrued expenses	(368)	(4,059)	(12,174)
Income taxes payable and other income tax items	7,093	(5,350)	7,344
Fox River environmental reserves	(1,848)	(2,796)	(1,959)
Other assets and liabilities	6,842	10,232	(14,314)
Net cash provided by operating activities	538,027	403,915	245,275
Cash Flows from Investing Activities
Purchase of property, plant and equipment	(172,442)	(214,862)	(173,372)
Cost of acquisitions, net of cash acquired	(4,005)	(503)	(566,908)
Proceeds from the sale of assets	10,511	31,967	11,121
Investment in affiliates and other	(3,517)	26	—
Net cash used by investing activities	(169,453)	(183,372)	(729,159)
Cash Flows from Financing Activities
Proceeds from issuance of debt	57,952	7,568	680,919
Principal repayment of debt	(294,347)	(46,820)	(17,054)
Net (decrease) increase in commercial paper borrowings	(152,000)	125,000	(3,000)
Net decrease in outstanding checks	(2,825)	(1,600)	(8,533)
Cash dividends – common	(124,845)	(119,771)	(114,958)
Excess tax benefit of share-based compensation	12,456	2,682	4,018
Purchase of noncontrolling interest	—	—	(5,718)
Shares acquired	(27,239)	(4,167)	(49,442)
Shares issued	15,781	9,739	21,253
Net cash (used) provided by financing activities	(515,067)	(27,369)	507,485
Effects of Exchange Rate Changes on Cash	(9,024)	4,387	(6,327)
(Decrease) Increase in Cash and Cash Equivalents	(155,517)	197,561	17,274
Cash and cash equivalents at beginning of year	373,084	175,523	158,249
Cash and cash equivalents at end of year	$217,567	$373,084	$175,523
Supplemental Cash Flow Disclosures
Interest paid, net of amounts capitalized	$60,772	$66,171	$34,296
Income taxes paid, net of refunds	$40,446	$84,422	$54,078
The Notes beginning on page F-6 are an integral part of these financial statements.

F 5	FORM 10-K SONOCO 2013 ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Sonoco Products Company (dollars in thousands except per share data)

1. Summary of significant accounting policies
Basis of presentation
The Consolidated Financial Statements include the accounts of Sonoco Products Company and its majority-owned subsidiaries (the “Company” or “Sonoco”) after elimination of intercompany accounts and transactions.
Investments in affiliated companies in which the Company shares control over the financial and operating decisions, but in which the Company is not the primary beneficiary, are accounted for by the equity method of accounting. Income applicable to these equity investments is reflected in “Equity in earnings of affiliates, net of tax” in the Consolidated Statements of Income. The aggregate carrying value of equity investments is reported in “Other Assets” in the Company’s Consolidated Balance Sheets and totaled $116,193 and $110,687 at December 31, 2013 and 2012, respectively.
Affiliated companies in which the Company held a significant investment at December 31, 2013, included:

Entity	Ownership Interest Percentage at December 31, 2013
RTS Packaging JVCO	35.0%
Cascades Conversion, Inc.	50.0%
Cascades Sonoco, Inc.	50.0%
Showa Products Company Ltd.	20.0%
Conitex Sonoco Holding BVI Ltd.	30.0%
Also included in the investment totals above is the Company’s 19.5% ownership in a small tube and core business in Chile and its 12.19% ownership in a small paper recycling business in Finland. These investments are accounted for under the cost method.
Estimates and assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue recognition
The Company records revenue when title and risk of ownership pass to the customer, and when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price to the customer is fixed or determinable and when collectibility is reasonably assured. Certain judgments, such as provisions for estimates of sales returns and allowances, are required in the application of the Company’s revenue policy and, therefore, are included in the results of operations in its Consolidated Financial Statements. Shipping and handling expenses are included in “Cost of sales,” and freight charged to customers is included in “Net sales” in the Company’s Consolidated Statements of Income.
The Company has rebate agreements with certain customers. These rebates are recorded as reductions of sales and are accrued using sales data and rebate percentages specific to each customer agreement. Accrued customer rebates are included in “Accrued expenses and other” in the consolidated balance sheets.
Accounts receivable and allowance for doubtful accounts
The Company’s trade accounts receivable are non-interest bearing and are recorded at the invoiced amounts. The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. Provisions are made to the allowance for doubtful accounts at such time that collection of all or part of a trade account receivable is in question. The allowance for doubtful accounts is monitored on a regular basis and adjustments are made as needed to ensure that the account properly reflects the Company’s best estimate of uncollectible trade accounts receivable. Trade accounts receivable balances that are more than 180 days past due are generally 100% provided for in the allowance for doubtful accounts. Account balances are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be recovered.

F 6

Sales to one of the Company’s customers accounted for approximately 7% of the Company’s net sales in 2013, 9% in 2012 and 9% in 2011, primarily in the Display and Packaging and Consumer Packaging segments. Receivables from this customer accounted for approximately 5% and 8% of the Company’s total trade accounts receivable at December 31, 2013 and 2012, respectively. The Company’s next largest customer comprised approximately 5% of the Company’s net sales in 2013, 2012 and 2011.
Research and development
Research and development costs are charged to expense as incurred and include salaries and other directly related expenses. Research and development costs totaling approximately $20,100 in 2013, $20,200 in 2012 and $18,800 in 2011 are included in “Selling, general and administrative expenses” in the Company’s Consolidated Statements of Income.
Restructuring and asset impairment
Costs associated with exit or disposal activities are recognized when the liability is incurred. If assets become impaired as a result of a restructuring action, the assets are written down to fair value, less estimated costs to sell, if applicable. A number of significant estimates and assumptions are involved in the determination of fair value. The Company considers historical experience and all available information at the time the estimates are made; however, the amounts that are ultimately realized upon the sale of divested assets may differ from the estimated fair values reflected in the Company’s Consolidated Financial Statements.
Cash and cash equivalents
Cash equivalents are composed of highly liquid investments with an original maturity of three months or less. Cash equivalents are recorded at cost, which approximates market.
Inventories
Inventories are stated at the lower of cost or market. The last-in, first-out (LIFO) method is used for the valuation of certain of the Company’s domestic inventories, primarily metal, internally manufactured paper and paper purchased from third parties.
The LIFO method of accounting was used to determine the carrying costs of approximately 17% and 19% of total inventories at December 31, 2013 and 2012, respectively. The remaining inventories are determined on the first-in, first-out (FIFO) method.
If the FIFO method of accounting had been used for all inventories, total inventory would have been higher by $18,146 and $19,476 at December 31, 2013 and 2012, respectively.
Property, plant and equipment
Plant assets represent the original cost of land, buildings and equipment, less depreciation, computed under the straight-line method over the estimated useful lives of the assets, and are reviewed for impairment whenever events indicate the carrying value may not be recoverable.
Equipment lives generally range from 3 to 11 years, and buildings from 15 to 40 years.
Timber resources are stated at cost. Depletion is charged to operations based on the estimated number of units of timber cut during the year.
Goodwill and other intangible assets
The Company evaluates its goodwill for impairment at least annually, and more frequently if indicators of impairment are present. In performing the impairment test, the Company first makes an assessment regarding the likelihood of impairment. If it is not more likely than not that goodwill is impaired for any of its reporting units, no further testing is performed. Otherwise, the Company uses discounted future cash flows to estimate the fair value of each reporting unit it believes may have a goodwill impairment giving consideration to multiples it believes could be obtained in a sale. If the fair value of the reporting unit exceeds the carrying value of the reporting unit’s assets, including goodwill, there is no impairment. If not, and the carrying value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized for the excess. Goodwill is not amortized.
Intangible assets are amortized, usually on a straight-line basis, over their respective useful lives, which generally range from three to 40 years. The Company evaluates its intangible assets for impairment whenever indicators of impairment exist. The Company has no intangibles with indefinite lives.

F 7	FORM 10-K SONOCO 2013 ANNUAL REPORT

Income taxes
The Company provides for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting requirements and tax laws. Assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Derivatives
The Company uses derivatives to mitigate the effect of fluctuations in some of its raw material and energy costs, foreign currency fluctuations and interest rate movements. The Company purchases commodities such as recovered paper, metal and energy generally at market or at fixed prices that are established with the vendor as part of the purchase process for quantities expected to be consumed in the ordinary course of business. The Company may enter into commodity futures or swaps to manage the effect of price fluctuations. The Company may use foreign currency forward contracts and other risk management instruments to manage exposure to changes in foreign currency cash flows and the translation of monetary assets and liabilities on the Company’s consolidated financial statements. The Company is exposed to interest-rate fluctuations as a result of using debt as a source of financing for its operations. The Company may from time to time use traditional, unleveraged interest rate swaps to adjust its mix of fixed and variable rate debt to manage its exposure to interest rate movements.
The Company records its derivatives as assets or liabilities on the balance sheet at fair value using published market prices or estimated values based on current price and/or rate quotes and discounted estimated cash flows. Changes in the fair value of derivatives are recognized either in net income or in other comprehensive income, depending on the designated purpose of the derivative. It is the Company’s policy not to speculate in derivative instruments.
Reportable segments
The Company identifies its reportable segments by evaluating the level of detail reviewed by the chief operating decision maker, gross profit margins, nature of products sold, nature of the production processes, type and class of customer, methods used to distribute product, and nature of the regulatory environment. Of these factors, the Company believes that the most significant are the nature of its products and the type of customers served.
Contingencies
Pursuant to U.S. GAAP for accounting for contingencies, accruals for estimated losses are recorded at the time information becomes available indicating that losses are probable and that the amounts are reasonably estimable. Amounts so accrued are not discounted.
2. New accounting pronouncements
In July 2013, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." ASU 2013-11 clarifies guidance and eliminates a diversity in practice on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance is effective for annual reporting periods beginning on or after December 15, 2013, and subsequent interim periods. The Company is currently assessing the impact, if any, that this pronouncement will have on its consolidated financial statements.
In February 2013, the FASB issued ASU no. 2013-02, "Reporting of Amounts Classified out of Accumulated Other Comprehensive Income." This update requires an entity to present on the face of the financial statements where net income is presented, or in the notes, significant amounts reclassified out of accumulated other comprehensive income/(loss) by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The requirements of this update were effective prospectively for reporting periods beginning after December 15, 2012. Accordingly, the disclosures required by this ASU are provided in Note 17 to these consolidated financial statements.
During the year ended December 31, 2013, there have been no other newly issued nor newly applicable accounting pronouncements that have, or are expected to have, a material impact on the Company’s financial statements. Further, at December 31, 2013, there were no other pronouncements pending adoption that are expected to have a material impact on the Company’s financial statements.
3. Acquisitions
The Company completed three acquisitions during 2013 at an aggregate cost of $4,005 in cash. These acquisitions consisted of Imagelinx, a global brand artwork management business in the United Kingdom, a small tube and core business in Australia, and a small recycling broker in the United States. The all-cash purchase price of Imagelinx,

F 8

including the cost of paying off various obligations, was $3,024. In conjunction with this acquisition, the Company recorded net tangible assets of $2,228 and goodwill of $796, the majority of which is expected to be tax deductible. The aggregate all-cash purchase price for the other businesses was $981. In conjunction with these acquisitions, the Company recorded net tangible assets of $909 and identifiable intangibles of $72. These acquisitions are expected to generate annual sales of approximately $12,500 ($10,000 in the Consumer Packaging segment and $2,500 in the Paper and Industrial Converted Products segment).
Also during 2013, the Company purchased a minority ownership in a small paper recycling business in Finland. The all-cash cost of this investment was $3,628. This investment is recorded in Other Assets.
The Company completed five acquisitions during 2011 at an aggregate cost of $566,908 in cash. The most significant of these was the November 8, 2011, acquisition of privately held Tegrant Holding Corporation (“Tegrant”), a leading provider of highly engineered protective, temperature-assurance and retail security packaging solutions. Tegrant, headquartered in DeKalb, Illinois, operates more than 30 manufacturing, design and testing facilities in the United States, Mexico and Ireland and employs more than 2,000 persons. Tegrant operates 3 strategic, complementary business units. ProtexicTM Brands, the largest business unit, is a manufacturer of molded expanded foam serving a number of industries including high technology, consumer electronics, automotive, appliances and medical devices. Tegrant’s Thermosafe® Brands unit is a leading provider of temperature-assurance solutions, primarily used in packaging temperature-sensitive pharmaceuticals and food. Tegrant’s Alloyd Brands® business unit is a leading manufacturer and designer of high-visibility packaging, printed products, sealing equipment, and tooling for retail and medical markets.
The cost of the Tegrant acquisition was $550,000 in cash paid at the time of the purchase plus an additional $503 paid in February 2012 for changes in working capital levels to the date of the closing. The allocation of the purchase price of Tegrant to the tangible and intangible assets acquired and liabilities assumed was finalized during the measurement period which ended in the fourth quarter of 2012. Following is a summary of the fair values of the assets acquired and liabilities assumed at the acquisition date:

Trade accounts receivable	$61,969
Inventories	38,036
Prepaid expenses	1,136
Property, plant and equipment	92,748
Goodwill	269,953
Other intangible assets	187,830
Payables to suppliers	(31,154)
Accrued expenses and other	(41,506)
Total debt	(3,966)
Deferred income taxes, net	(14,695)
Other long-term liabilities	(9,848)
Total net assets	$550,503
Goodwill recorded in connection with the acquisition totaled $269,953. Factors comprising goodwill include efficiencies derived by the elimination of certain redundant functions and expenses due to synergies with our existing business, the ability to leverage product offerings across a broader customer base, and the value of the assembled workforce. The Company expects approximately $67,000 of the goodwill to be tax deductible. Of the $187,830 of acquired intangibles, $160,300 was assigned to customer relationships with an average expected life of 12 years, $17,600 to trade names with an expected life of 40 years, and $9,930 to proprietary technology and other intangibles with an average expected life of 9 years.
Also during 2011, the Company completed the acquisitions of several small tube and core businesses in New Zealand and Australia at a total cost of $7,181 in cash, a rigid paperboard containers business in the United Kingdom at a cost of $4,698 in cash, and a recycling business in Greenville, South Carolina, at a cost of $5,029 in cash. In conjunction with these acquisitions, the Company recorded net tangible assets of $6,606, identifiable intangibles of $4,062 and goodwill of $6,240, the majority of which is expected to be tax deductible.
Acquisition-related costs of $484, $311 and $12,290 were incurred in 2013, 2012 and 2011, respectively. These costs, consisting primarily of legal and professional fees, are included in “Selling, general and administrative expenses” in the Company’s Consolidated Statements of Income.
The Company has accounted for these acquisitions as business combinations under the acquisition method of accounting, in accordance with the business combinations subtopic of the Accounting Standards Codification and, accordingly, has included their results of operations in the Company’s consolidated statements of net income from the respective dates of acquisition.

F 9	FORM 10-K SONOCO 2013 ANNUAL REPORT

4. Restructuring and asset impairment
The Company has engaged in a number of restructuring actions over the past several years. Actions initiated in 2013 and 2012 are reported as “2013 Actions” and “2012 Actions,” respectively. Actions initiated prior to 2012, all of which were substantially complete at December 31, 2013, are reported as “2011 and Earlier Actions.”
As discussed in Note 16, effective January 1, 2014, Sonoco Alloyd, the Company's retail packaging business and previously part of the Protective Solutions segment began being reported as part of the Display and Packaging segment. The disclosures of restructuring/asset impairment charges by segment in certain of the tables below have been retrospectively revised to reflect this change.
Following are the total restructuring and asset impairment charges, net of adjustments, recognized by the Company during the periods presented:

	Year Ended December 31
	2013	2012	2011
Restructuring/Asset impairment:
2013 Actions	$18,821	$—	$—
2012 Actions	2,337	24,681	—
2011 and Earlier Actions	3,880	8,177	36,826
Restructuring/Asset impairment charges	$25,038	$32,858	$36,826
Income tax benefit	(6,774)	(9,836)	(11,506)
Equity method investments, net of tax	—	22	17
Benefit attributable to noncontrolling interests, net of tax	2	116	200
Total impact of restructuring/asset impairment charges, net of tax	$18,266	$23,160	$25,537
Pretax restructuring and asset impairment charges are included in “Restructuring/Asset impairment charges” in the Consolidated Statements of Income.
The Company expects to recognize future additional costs totaling approximately $2,900 in connection with previously announced restructuring actions. The Company believes that the majority of these charges will be incurred and paid by the end of 2014. The Company continually evaluates its cost structure, including its manufacturing capacity, and additional restructuring actions may be undertaken.
2013 Actions
During 2013, the Company announced the closures of a thermoforming operation in Ireland and a rigid paper packaging plant in the United States (parts of the Consumer Packaging segment), a small tube and core operation in Europe (part of the Paper and Industrial Converted Products segment), and a fulfillment service center in the United States (part of the Display and Packaging segment). The Company also sold a small corrugated box operation in the United States (part of the Protective Solutions segment) and realigned its cost structure resulting in the elimination of approximately 120 positions.
Below is a summary of 2013 Actions and related expenses by type incurred and estimated to be incurred through completion.

F 10

2013 Actions	Year Ended December 31, 2013	Estimated Total Cost
Severance and Termination Benefits
Consumer Packaging	$4,910	$5,610
Display and Packaging	1,404	1,654
Paper and Industrial Converted Products	3,347	3,397
Protective Solutions	216	216
Asset Impairment/Disposal of Assets
Consumer Packaging	5,926	5,926
Display and Packaging	165	165
Paper and Industrial Converted Products	492	492
Protective Solutions	662	662
Other Costs
Consumer Packaging	1,021	1,471
Display and Packaging	97	297
Paper and Industrial Converted Products	447	547
Protective Solutions	134	234
Total Charges and Adjustments	$18,821	$20,671
The following table sets forth the activity in the 2013 Actions restructuring accrual included in “Accrued expenses and other” on the Company’s Consolidated Balance Sheets:

2013 Actions Accrual Activity	Severance and Termination Benefits	Asset Impairment/ Disposal of Assets	Other Costs	Total
Liability, December 31, 2012	$—	$—	$—	$—
2013 charges	9,877	7,245	1,699	18,821
Cash receipts/(payments)	(6,716)	6,641	(1,699)	(1,774)
Asset write downs/disposals	—	(13,886)	—	(13,886)
Foreign currency translation	97	—	—	97
Liability, December 31, 2013	$3,258	$—	$—	$3,258

Included in “Asset Impairment/Disposal of Assets” above are impairment charges of $5,655 related to the Company’s closure of a thermoformed plastics operation in Ireland. This charge consists of a $3,590 impairment of net fixed assets, a $667 impairment of spare parts inventory, and a $1,398 impairment of other intangible assets (customer lists). Included in 2013 charges above is a loss of $286 from the sale of a small corrugated box business in Kennesaw, Georgia, acquired as part of the November 2011 acquisition of Tegrant. The Company received proceeds of $6,200 from the sale of this business which had annual sales of approximately $13,000. Assets written off in connection with the sale included: net fixed assets of $773, net working capital of $1,275, goodwill of $2,430, and other intangible assets (primarily customer lists) of $2,008.
“Other Costs” consist primarily of costs related to plant closures including equipment removal, utilities, plant security, property taxes and insurance. The Company expects to pay the majority of the remaining 2013 Actions restructuring costs by the end of 2014 using cash generated from operations.
2012 Actions
During 2012, the Company announced the closures of a paper mill in Germany (part of the Paper and Industrial Converted Products segment) and a paperboard-based protective packaging operation in the United States (part of the Protective Solutions segment). In addition, the Company continued its rationalization efforts in its blowmolding businesses (part of the Consumer Packaging segment), including the closure of a facility in Canada, and realigned its cost structure resulting in the elimination of approximately 165 positions.
Below is a summary of 2012 Actions and related expenses by type incurred and estimated to be incurred through completion.

F 11	FORM 10-K SONOCO 2013 ANNUAL REPORT

	Year Ended December 31,		Total Incurred to Date	Estimated Total Cost
2012 Actions	2013	2012
Severance and Termination Benefits
Consumer Packaging	$239	$2,571	$2,810	$2,810
Display and Packaging	(3)	1,897	1,894	1,894
Paper and Industrial Converted Products	384	10,329	10,713	10,713
Protective Solutions	67	999	1,066	1,066
Corporate	—	297	297	297
Asset Impairment/Disposal of Assets
Consumer Packaging	154	2,921	3,075	3,075
Display and Packaging	—	—	—	—
Paper and Industrial Converted Products	352	2,404	2,756	2,756
Protective Solutions	(28)	161	133	133
Other Costs
Consumer Packaging	191	861	1,052	1,202
Display and Packaging	249	355	604	604
Paper and Industrial Converted Products	722	1,294	2,016	2,216
Protective Solutions	(24)	592	568	568
Corporate	34	—	34	34
Total Charges and Adjustments	$2,337	$24,681	$27,018	$27,368
The following table sets forth the activity in the 2012 Actions restructuring accrual included in “Accrued expenses and other” on the Company’s Consolidated Balance Sheets:

2012 Actions Accrual Activity	Severance and Termination Benefits	Asset Impairment/ Disposal of Assets	Other Costs	Total
Liability, December 31, 2011	$—	$—	$—	$—
2012 charges	16,093	5,486	3,102	24,681
Cash receipts/(payments)	(9,735)	600	(3,015)	(12,150)
Asset write downs/disposals	—	(6,086)	—	(6,086)
Foreign currency translation	(45)	—	(7)	(52)
Liability, December 31, 2012	$6,313	$—	$80	$6,393
2013 charges	1,085	547	1,172	2,804
Adjustments	(398)	(69)	—	(467)
Cash receipts/(payments)	(5,555)	42	(1,252)	(6,765)
Asset write downs/disposals	—	(520)	—	(520)
Foreign currency translation	21	—	—	21
Liability, December 31, 2013	$1,466	$—	$—	$1,466
During 2012, the Company completed the sale of the land and building associated with a former flexible packaging facility in Canada and a former fulfillment service center in the United States. The majority of the 2012 activity in “Asset Impairment/Disposal of Assets” in the table above relates to these sales.
“Other Costs” consist primarily of lease termination costs and costs related to plant closures including the cost of equipment removal, utilities, plant security, property taxes and insurance. The Company expects to pay the majority of the remaining 2012 Actions restructuring costs by the end of 2014 using cash generated from operations.
2011 and Earlier Actions
2011 and Earlier Actions are comprised of a number of plant closures and workforce reductions initiated prior to 2012.
Below is a summary of 2011 and Earlier Actions and related expenses by type incurred.

F 12

	Year Ended December 31,
2011 and Earlier Actions	2013	2012	2011
Severance and Termination Benefits
Consumer Packaging	$17	$3,348	$7,144
Display and Packaging	—	346	842
Paper and Industrial Converted Products	474	331	9,673
Protective Solutions	—	280	1,109
Corporate	—	—	11
Asset Impairment/Disposal of Assets
Consumer Packaging	(438)	(3,586)	10,202
Display and Packaging	—	(791)	3,057
Paper and Industrial Converted Products	(451)	(1,735)	(807)
Protective Solutions	589	—	65
Other Costs
Consumer Packaging	2,183	4,081	1,869
Display and Packaging	—	827	677
Paper and Industrial Converted Products	1,266	4,316	2,404
Protective Solutions	240	760	580
Total Charges and Adjustments	$3,880	$8,177	$36,826
The following table sets forth the activity in the 2011 and Earlier Actions restructuring accrual included in “Accrued expenses and other” on the Company’s Consolidated Balance Sheets:

2011 and Earlier Actions Accrual Activity	Severance and Termination Benefits	Asset Impairment/ Disposal of Assets	Other Costs	Total
Liability, December 31, 2011	$14,132	$—	$307	$14,439
2012 charges	4,493	496	9,984	14,973
Adjustments	(188)	(6,608)	—	(6,796)
Cash receipts/(payments)	(13,356)	21,319	(10,201)	(2,238)
Asset write downs/disposals	—	(15,207)	—	(15,207)
Foreign currency translation	58	—	—	58
Liability, December 31, 2012	$5,139	$—	$90	$5,229
2013 charges	581	828	5,144	6,553
Adjustments	(89)	(2,572)	(12)	(2,673)
Cash receipts/(payments)	(2,559)	2,235	(5,205)	(5,529)
Asset write downs/disposals	—	(491)	—	(491)
Foreign currency translation	(9)	—	1	(8)
Liability, December 31, 2013	$3,063	$—	$18	$3,081
“Adjustments” consists primarily of a gain in 2012 on the sale of the land and buildings associated with a previously closed paper mill in Canada and 2011 gains from the sales of both the land and buildings at a former tube and core facility in Canada and machinery and equipment at a point-of-purchase display facility in the United States. “Other Costs” consist primarily of lease termination costs and costs related to plant closures including the cost of equipment removal, utilities, plant security, property taxes and insurance. The Company expects to recognize future pretax charges of approximately $950 associated with 2011 and Earlier Actions.
The accrual for 2011 and Earlier Actions relates primarily to a pension withdrawal liability associated with a former paper mill in the United States and building lease terminations. The Company expects to pay the majority of the remaining 2011 and Earlier Actions restructuring costs by the end of 2014 using cash generated from operations.

5. Cash and cash equivalents
At December 31, 2013 and 2012, outstanding checks totaling $8,910 and $11,790, respectively, were included in “Payable to suppliers” on the Company’s Consolidated Balance Sheets. In addition, outstanding payroll checks of $501 and $446 as of December 31, 2013 and 2012, respectively, were included in “Accrued wages and other compensation” on the Company’s Consolidated Balance Sheets.

F 13	FORM 10-K SONOCO 2013 ANNUAL REPORT

The Company uses a notional pooling arrangement with an international bank to help manage global liquidity requirements. Under this pooling arrangement, the Company and its participating subsidiaries may maintain either cash deposit or borrowing positions through local currency accounts with the bank, so long as the aggregate position of the global pool is a notionally calculated net cash deposit. Because it maintains a security interest in the cash deposits, and has the right to offset the cash deposits against the borrowings, the bank provides the Company and its participating subsidiaries favorable interest terms on both. The Company’s Consolidated Balance Sheets reflect a net cash deposit under this pooling arrangement of $7,863 and $11,060 as of December 31, 2013 and 2012, respectively.
6. Property, plant and equipment
Details of the Company's property, plant and equipment at December 31 are as follows:

	2013	2012
Land	$81,905	$78,520
Timber resources	40,260	39,787
Buildings	467,386	467,888
Machinery and equipment	2,725,435	2,567,403
Construction in progress	90,770	142,689
	3,405,756	3,296,287
Accumulated depreciation and depletion	(2,383,836)	(2,261,381)
Property, plant and equipment, net	$1,021,920	$1,034,906
Estimated costs for completion of capital additions under construction totaled approximately $110,000 at December 31, 2013.
Depreciation and depletion expense amounted to $169,400 in 2013, $171,905 in 2012 and $163,198 in 2011.
The Company has certain properties and equipment that are leased under noncancelable operating leases. Future minimum rentals under noncancelable operating leases with terms of more than one year are as follows: 2014 – $42,200; 2015 – $37,700; 2016 – $28,400; 2017 – $19,600; 2018 – $14,300 and thereafter – $34,600. Total rental expense under operating leases was approximately $68,500 in 2013, $68,200 in 2012 and $58,200 in 2011.
7. Goodwill and other intangible assets
Goodwill
The changes in the carrying amount of goodwill by segment for the year ended December 31, 2013, are as follows:

	Consumer Packaging	Display and Packaging	Paper and Industrial Converted Products	Protective Solutions	Total
Balance as of January 1, 2013	$427,575	$204,629	$254,706	$223,595	$1,110,505
Goodwill on acquisitions	796	—	—	—	796
Dispositions	—	—	—	(2,430)	(2,430)
Foreign currency translation	(9,606)	—	(58)	—	(9,664)
Balance as of December 31, 2013	$418,765	$204,629	$254,648	$221,165	$1,099,207

As discussed in Note 16, effective January 1, 2014, Sonoco Alloyd, the Company's retail packaging business and previously part of the Protective Solutions segment began being reported as part of the Display and Packaging segment. The amounts of goodwill by reportable segment in the table above have been retrospectively revised to reflect this change.
The Company recorded $796 of goodwill in 2013 in connection with the acquisition of Imagelinx, a global brand artwork management business in the United Kingdom. Also in 2013, the Company disposed of $(2,430) of goodwill associated with the sale of a small corrugated box operation in the United States that had been acquired as part of the Tegrant acquisition in November 2011.
The Company assesses goodwill for impairment annually and from time to time when warranted by the facts and circumstances surrounding individual reporting units or the Company as a whole. As part of this testing, the Company analyzes certain qualitative and quantitative factors in determining goodwill impairment. For most of its reporting units, only a qualitative analysis is required for management to reach a conclusion that it is not more likely than not that goodwill has been impaired.

F 14

For any reporting unit where management is not able to reach this conclusion based on its qualitative assessment, a more detailed analysis (i.e. step 1 analysis) is performed. In this analysis, the fair values of the reporting units are estimated utilizing both an income approach and a market approach. A number of significant management assumptions and estimates were reflected in the Company's forecast of future results and cash flows, such as: sales volumes and prices, profit margins, income taxes, capital expenditures and changes in working capital requirements. Changes in these assumptions, along with the discount rate, could materially impact the estimated fair values.
When the Company estimates the fair value of a reporting unit, it does so using a discounted cash flow model based on projections of future years’ operating results and associated cash flows, together with comparable trading and transaction multiples. The Company’s model discounts future cash flows, forecasted over a ten-year period, with an estimated residual growth rate. The Company’s projections incorporate management’s best estimates of the expected future results, which include expectations related to new business, and, where applicable, improved operating margins. Management's projections related to revenue growth and/or margin improvements arise from a combination of factors, including expectations for volume growth with existing customers, increased operational capacity and customer retention. Projected future cash flows are then discounted to present value using a discount rate management believes is commensurate with the risks inherent in the cash flows.
The Company completed its most recent annual goodwill impairment testing during the third quarter of 2013. Based on the results of its qualitative and quantitative assessments, the Company concluded that there was no impairment of goodwill for any of its reporting units. Because the Company's assessments, whether qualitative or quantitative, incorporate management’s expectations for the future, including forecasted growth rates and/or margin improvements, if there are changes in the relevant facts and circumstances and/or expectations, management’s assessment regarding goodwill impairment may change as well. In considering the level of uncertainty regarding the potential for goodwill impairment, management has concluded that any such impairment would likely be the result of adverse changes in more than one assumption.
Although no reporting units failed the qualitative or quantitative assessments noted above, in management’s opinion, the reporting units with significant goodwill having the greatest risk of future impairment if actual results in the future are not as expected are Plastics – Blowmolding and Plastics —Thermoforming. Total goodwill associated with these reporting units was approximately $126,600 and $53,200, respectively, at December 31, 2013. Although management believes that goodwill of the Display and Packaging reporting unit is not currently at risk for impairment, a large portion of sales in this unit is concentrated in one customer and will be up for negotiation over the next few years. Management expects to retain this business; however, if a significant amount is lost and not replaced, it is possible that a goodwill impairment charge may be incurred. Total goodwill associated with this reporting unit was approximately $197,000 at December 31, 2013.
There have been no triggering events subsequent to the completion of the annual goodwill impairment testing in the third quarter of 2013. However, the Plastics – Blowmolding business referenced above continued experiencing some short-term performance issues during the fourth quarter of 2013. The goodwill for this unit could become impaired should the business not exhibit the sustained improvements expected or management's outlook changes.
Other intangible assets
Details at December 31 are as follows:

	2013	2012
Other Intangible Assets, Gross:
Patents	$2,221	$2,224
Customer lists	339,911	345,133
Trade names	21,232	21,214
Proprietary technology	17,866	17,844
Land use rights	323	350
Other	4,731	4,944
Other Intangible Assets, Gross	$386,284	$391,709
Accumulated Amortization	$(142,364)	$(114,900)
Other Intangible Assets, Net	$243,920	$276,809
Aggregate amortization expense on intangible assets was $28,271, $28,498 and $16,673 for the years ended December 31, 2013, 2012 and 2011, respectively. Amortization expense on intangible assets is expected to approximate $28,100 in 2014, $26,600 in 2015, $26,300 in 2016, $25,800 in 2017 and $25,100 in 2018.

F 15	FORM 10-K SONOCO 2013 ANNUAL REPORT

8. Debt
Debt at December 31 was as follows:

	2013	2012
5.75% debentures due November 2040	$604,520	$604,688
4.375% debentures due November 2021	249,106	248,991
9.2% debentures due August 2021	4,321	4,321
5.625% debentures due November 2016	75,165	75,129
6.5% debentures due November 2013	—	118,358
Term loan, due November 2014	—	135,000
Commercial paper, average rate of 0.37% in 2013 and 0.37% in 2012	—	152,000
Foreign denominated debt, average rate of 4.4% in 2013 and 5.5% in 2012	35,268	20,358
Other notes	13,078	14,217
Total debt	981,458	1,373,062
Less current portion and short-term notes	35,201	273,608
Long-term debt	$946,257	$1,099,454
The Company currently operates a $350,000 commercial paper program, supported by a committed bank credit facility of the same amount. In October 2012, the Company entered into an amended and restated credit agreement for that facility with a syndicate of eight banks. The bank credit facility is committed through October 2017. If circumstances were to prevent the Company from issuing commercial paper, it has the contractual right to draw funds directly on the underlying bank credit facility. Outstanding commercial paper totaled $0 and $152,000 at December 31, 2013 and 2012, respectively.
During 2013, the Company repatriated a total of $260,000 of accumulated offshore cash, using $135,000 to pay off the balance of the term loan entered into in connection with the Tegrant acquisition in November 2011. The remainder of the repatriated cash was utilized to pay down commercial paper. The Company utilized cash on hand to fund the repayment of its 6.5% debentures upon their maturity in November 2013.
At December 31, 2013, the Company had approximately $122,000 available under unused short-term lines of credit. These short-term lines of credit are for general Company purposes, with interest at mutually agreed-upon rates.
Certain of the Company’s debt agreements impose restrictions with respect to the maintenance of financial ratios and the disposition of assets. The most restrictive covenant currently requires the Company to maintain a minimum level of interest coverage, and a minimum level of net worth, as defined. As of December 31, 2013, the Company had substantial tolerance above the minimum levels required under these covenants.
The principal requirements of debt maturing in the next five years are: 2014 – $35,201; 2015 – $1,815; 2016 – $76,897; 2017 – $1,705 and 2018 – $1,685.
9. Financial instruments and derivatives
The following table sets forth the carrying amounts and fair values of the Company’s significant financial instruments where the carrying amount differs from the fair value.

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$946,257	$999,247	$1,099,454	$1,214,292
The carrying value of cash and cash equivalents, short-term debt and long-term variable-rate debt approximates fair value. The fair value of long-term debt is based on recent trade information in the financial markets of the Company’s public debt or is determined by discounting future cash flows using interest rates available to the Company for issues with similar terms and maturities. It is considered a Level 2 fair value measurement.
Cash flow hedges
At December 31, 2013 and 2012, the Company had derivative financial instruments outstanding to hedge anticipated transactions and certain asset and liability related cash flows. To the extent considered effective, the changes in fair value of these contracts are recorded in other comprehensive income and reclassified to income or expense in the period in which the hedged item impacts earnings. The Company has determined all hedges to be highly effective and as a result no material ineffectiveness has been recorded.

F 16

Commodity cash flow hedges
The Company has entered into certain derivative contracts to manage the cost of anticipated purchases of natural gas and aluminum. At December 31, 2013, natural gas swaps covering approximately 6.7 million MMBTUs were outstanding. These contracts represent approximately 56% and 28% of anticipated U.S. and Canadian usage for 2014 and 2015, respectively. Additionally, the Company had swap contracts covering 6,650 metric tons of aluminum, representing approximately 34% of anticipated usage for 2014. The total fair values of the Company’s commodity cash flow hedges were in net loss positions totaling $(330) and $(6,286) at December 31, 2013 and 2012, respectively. The amount of the loss included in accumulated other comprehensive loss at December 31, 2013, expected to be reclassified to the income statement during the next twelve months is $(689).
Foreign currency cash flow hedges
The Company has entered into forward contracts to hedge certain anticipated foreign currency denominated sales and purchases forecasted to occur in 2014. The net positions of these contracts at December 31, 2013, were as follows:

Currency	Action	Quantity
Colombian peso	Purchase	14,773,186
Mexican peso	Purchase	273,681
Canadian dollar	Purchase	52,973
Turkish lira	Purchase	6,604
British pound	Purchase	4,153
Polish zloty	Purchase	2,651
New Zealand dollar	Sell	(3,123)
Australian dollar	Sell	(6,405)
Euro	Sell	(7,459)
The total net fair values of the Company’s foreign currency cash flow hedges were $(97) and $(4,483) at December 31, 2013 and 2012, respectively. During 2013 and 2012, certain foreign currency cash flow hedges related to construction in progress were settled as the capital expenditures were made. Losses totaling $(81) and $(26) were reclassified from accumulated other comprehensive loss and netted against the carrying value of the capitalized expenditures during the years ended December 31, 2013 and 2012, respectively. The amount of the loss included in accumulated other comprehensive loss at December 31, 2013, expected to be reclassified to the income statement during the next twelve months is $(119).
Other derivatives
The Company routinely enters into forward contracts or swaps to economically hedge the currency exposure of intercompany debt and existing foreign currency denominated receivables and payables. The Company does not apply hedge accounting treatment under ASC 815 for these instruments. As such, changes in fair value are recorded directly to income and expense in the periods that they occur. The net positions of these contracts at December 31, 2013, were as follows:

Currency	Action	Quantity
Colombian peso	Purchase	17,172,892
Mexican peso	Purchase	164,010
Canadian dollar	Purchase	13,894
British pound	Purchase	6,105
Euro	Sell	(2,284)
The fair value of the Company’s other derivatives was $415 and $708 at December 31, 2013 and 2012, respectively.
The Company has determined all derivatives for which it has applied hedge accounting under ASC 815 to be highly effective and as a result no material ineffectiveness has been recorded during the periods presented.

F 17	FORM 10-K SONOCO 2013 ANNUAL REPORT

The following table sets forth the location and fair values of the Company’s derivative instruments:

		Fair Value at December 31
Description	Balance Sheet Location	2013	2012
Derivatives designated as hedging instruments:
Commodity Contracts	Prepaid expenses	$535	$201
Commodity Contracts	Other assets	$363	$—
Commodity Contracts	Accrued expenses and other	$(1,228)	$(4,760)
Commodity Contracts	Other liabilities	$—	$(1,727)
Foreign Exchange Contracts	Prepaid expenses	$896	$725
Foreign Exchange Contracts	Accrued expenses and other	$(993)	$(5,208)
Derivatives not designated as hedging instruments:
Foreign Exchange Contracts	Prepaid expenses	$468	$679
Foreign Exchange Contracts	Other Assets	$—	$36
Foreign Exchange Contracts	Accrued expenses and other	$(53)	$(7)
While certain of the Company's derivative contract arrangements with its counterparties provide for the ability to settle contracts on a net basis, the Company reports its derivative positions on a gross basis. There are no collateral arrangements or requirements in these agreements.
The following table sets forth the effect of the Company’s derivative instruments on financial performance for the twelve months ended December 31, 2013, excluding the losses on foreign currency cash flow hedges that were reclassified from accumulated other comprehensive loss to the carrying value of the capitalized expenditures:

Description	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)
Derivatives in Cash Flow Hedging Relationships:
Foreign Exchange Contracts	$5,928	Net sales	$4,603	Net sales	$—
		Cost of sales	$(2,996)	Cost of sales	$—
Commodity Contracts	$488	Cost of sales	$(5,455)	Cost of sales	$13
		Location of Gain or (Loss) Recognized in Income Statement	Gain or (Loss) Recognized
Derivatives not designated as hedging instruments:
Foreign Exchange Contracts		Cost of sales	$(235)
		Selling, general and administrative	$(58)

F 18

The following table sets forth the effect of the Company’s derivative instruments on financial performance for the twelve months ended December 31, 2012, excluding the gains on foreign currency cash flow hedges that were reclassified from accumulated other comprehensive loss to the carrying value of the capitalized expenditures:

Description	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI Into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)
Derivatives in Cash Flow Hedging Relationships:
Foreign Exchange Contracts	$(3,914)	Net sales	$336	Net sales	$—
		Cost of sales	$870	Cost of sales	$—
Commodity Contracts	$1,891	Cost of sales	$(5,639)	Cost of sales	$(35)
		Location of Gain or (Loss) Recognized in Income Statement	Gain or (Loss) Recognized
Derivatives not designated as hedging instruments:
Foreign Exchange Contracts		Cost of sales	$1,414
		Selling, general and administrative	$40

10. Fair value measurements
Fair value is defined as exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1 –	Observable inputs such as quoted market prices in active markets;

Level 2 –	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 –	Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

F 19	FORM 10-K SONOCO 2013 ANNUAL REPORT

The following tables set forth information regarding the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis:

Description	December 31, 2013	Level 1	Level 2	Level 3
Hedge derivatives, net:
Commodity contracts	$(330)	$—	$(330)	$—
Foreign exchange contracts	(97)	—	(97)	—
Non-hedge derivatives, net:
Foreign exchange contracts	415	—	415	—
Deferred compensation plan assets	859	859	—	—
Postretirement benefit plan assets:
Mutual funds(a)	789,863	139,657	650,206	—
Fixed income securities(b)	358,643	—	358,643	—
Common stocks	64,182	64,182	—	—
Short-term investments(c)	15,825	12,673	3,152	—
Hedge fund of funds(d)	78,389	—	78,389	—
Real estate funds(e)	45,169	—	45,169	—
Cash and accrued income	2,427	2,427	—	—
Forward contracts	(67)	—	(67)	—
Total postretirement benefit plan assets	$1,354,431	$218,939	$1,135,492	$—
Description	December 31, 2012	Level 1	Level 2	Level 3
Hedge derivatives, net:
Commodity contracts	$(6,286)	$—	$(6,286)	$—
Foreign exchange contracts	(4,483)	—	(4,483)	—
Non-hedge derivatives, net:
Foreign exchange contracts	708	—	708	—
Deferred compensation plan assets	2,585	2,585	—	—
Postretirement benefit plan assets:
Mutual funds(a)	871,988	62,274	809,714	—
Fixed income securities(b)	226,828	—	226,828	—
Common stocks	61,756	61,756	—	—
Short-term investments(c)	8,857	3,834	5,023	—
Hedge fund of funds(d)	71,685	—	71,685	—
Real estate funds(e)	45,892	—	45,892	—
Cash and accrued income	2,048	2,048	—	—
Forward contracts	(485)	—	(485)	—
Total postretirement benefit plan assets	$1,288,569	$129,912	$1,158,657	$—

(a)
Mutual fund investments are comprised predominantly of equity securities of U.S. corporations with large capitalizations and also include funds invested in corporate equities in international and emerging markets and funds invested in long-term bonds.

(b)	Fixed income securities include funds that invest primarily in U.S. Treasuries and long-term bonds.

(c)	This category includes several money market funds used for managing overall liquidity.

(d)
This category includes investments in a number of funds representing a variety of strategies intended to diversify risks and reduce volatility. It includes event-driven credit and equity investments targeted at economic policy decisions, long and short positions in U.S. and international equities, arbitrage investments and emerging market equity investments.

(e)	This category includes investments in real estate funds (including office, industrial, residential and retail) primarily throughout the United States.
The Company’s pension plan assets comprise more than 98% of its total postretirement benefit plan assets. The assets of the Company’s various pension plans and retiree health and life insurance plans are largely invested in the same funds and investments and in similar proportions and, as such, are not shown separately, but are combined in the tables above. Postretirement benefit plan assets are netted against postretirement benefit obligations to determine the funded status of each plan. The funded status is recognized in the Company’s Consolidated Balance Sheets as shown in Note 12.
As discussed in Note 9, the Company uses derivatives to mitigate the effect of raw material and energy cost fluctuations, foreign currency fluctuations and, from time to time, interest rate movements. Fair value measurements for

F 20

the Company’s derivatives are classified under Level 2 because such measurements are estimated based on observable inputs such as interest rates, yield curves, spot and future commodity prices and spot and future exchange rates.
Certain deferred compensation plan liabilities are funded and the assets invested in various exchange traded mutual funds. These assets are measured using quoted prices in accessible active markets for identical assets.
The Company does not currently have any nonfinancial assets or liabilities that are recognized or disclosed at fair value on a recurring basis. None of the Company's financial assets or liabilities is measured at fair value using significant unobservable inputs. There were no transfers in or out of Level 1 or Level 2 fair value measurements during the years ended December 31, 2013 or 2012.
11. Share-based compensation plans
The Company provides share-based compensation to certain employees and non-employee directors in the form of stock appreciation rights, restricted stock units and other share-based awards. Awards issued prior to 2009 were issued pursuant to the 1991 Key Employee Stock Plan (the “1991 Plan”) or the 1996 Non-Employee Directors Stock Plan (the “1996 Plan”). Awards issued from 2009 through 2011 were issued pursuant to the Sonoco Products Company 2008 Long-Term Incentive Plan (the “2008 Plan”). Awards issued from 2012 onward were issued pursuant to the Sonoco Products Company 2012 Long-Term Incentive Plan (the “2012 Plan”) , which became effective upon approval by the shareholders on April 18, 2012. The maximum number of shares of common stock that may be issued under the 2012 Plan was set at 10,500,000 shares, subject to certain adjustments, which includes all awards that were granted, forfeited or expired during 2012 under all previous plans. At December 31, 2013, a total of 5,013,920 shares remain available for future grant under the 2012 Plan. After the effective date of the 2012 Plan, no awards may be granted under any previous plan. The Company issues new shares for stock appreciation right exercises and stock unit conversions. Although the Company from time to time has repurchased shares to replace its authorized shares issued under its stock compensation plans, there is no specific schedule or policy to do so. The Company’s stock-based awards to non-employee directors have not been material.
Accounting for share-based compensation
For stock appreciation rights granted to retiree-eligible employees, the service completion date is assumed to be the grant date; therefore, expense associated with share-based compensation to these employees is recognized at that time.
Total compensation cost for share-based payment arrangements was $11,472, $8,851 and $12,102, for 2013, 2012 and 2011, respectively. The related tax benefit recognized in net income was $4,163, $3,113, and $4,421, for the same years, respectively. Share-based compensation expense is included in “Selling, general and administrative expenses” in the Consolidated Statements of Income.
An “excess” tax benefit is created when the tax deduction for an exercised stock appreciation right, exercised stock option or converted stock unit exceeds the compensation cost that has been recognized in income. The excess tax benefit is not recognized on the income statement, but rather on the balance sheet as “Capital in excess of stated value.” The additional net excess tax benefit realized was $12,456, $2,682 and $4,018 for 2013, 2012 and 2011, respectively.
Stock appreciation rights
The Company typically grants stock appreciation rights (SARs) annually on a discretionary basis to key employees. In 2006, the Company began to grant SARs instead of stock options. SARs are granted at market, vest over 1 year, have seven-year terms and can be settled only in stock. Prior to 2006, stock options were granted at market (had an exercise price equal to the closing market price on the date of grant), had 10-year terms and vested over one year. Both SARs and stock options are exercisable upon vesting. On February 13, 2013, the Company granted to employees a total of 852,157 stock-settled SARs. All SARs were granted at the closing market price on the date of grant. As of December 31, 2013, unrecognized compensation cost related to nonvested SARs totaled $198. This cost will be recognized over the remaining weighted-average vesting period of approximately two months.
The weighted-average fair value of SARs granted was $4.56, $6.57 and $8.42 per share in 2013, 2012 and 2011, respectively. The Company computed the estimated fair values of all SARs using the Black-Scholes option-pricing model applying the assumptions set forth in the following table:

	2013	2012	2011
Expected dividend yield	3.9%	3.5%	3.1%
Expected stock price volatility	24.7%	32.3%	33.8%
Risk-free interest rate	0.6%	0.6%	2.1%
Expected life of SARs	4 years	4 years	4 years

F 21	FORM 10-K SONOCO 2013 ANNUAL REPORT

The assumptions employed in the calculation of the fair value of SARs were determined as follows:

•	Expected dividend yield – the Company’s annual dividend divided by the stock price at the time of grant.

•	Expected stock price volatility – based on historical volatility of the Company’s common stock measured weekly for a time period equal to the expected life.

•	Risk-free interest rate – based on U.S. Treasury yields in effect at the time of grant for maturities equal to the expected life.

•	Expected life – calculated using the simplified method as prescribed in U.S. GAAP, where the expected life is equal to the sum of the vesting period and the contractual term divided by two.
The following tables summarize information about stock options and SARs outstanding and exercisable at December 31, 2013. At December 31, 2013, the fair market value of the Company’s stock used to calculate intrinsic value was $41.72 per share.

	Options and SARs Vested and Expected to Vest
Range of Exercise Prices	Number Outstanding	Weighted- average Remaining Contractual Life	Weighted- average Exercise Price	Aggregate Intrinsic Value
$23.69 - $28.48	802,260	2.1 years	$26.91	$11,884
$29.30 - $32.03	1,100,792	4.9 years	$31.39	$11,374
$32.85 - $43.83	1,101,635	4.3 years	$34.76	$7,670
$23.69 - $43.83	3,004,687	3.9 years	$31.43	$30,928

	Options and SARs Exercisable
Range of Exercise Prices	Number Exercisable	Weighted- average Remaining Contractual Life	Weighted- average Exercise Price	Aggregate Intrinsic Value
$23.69 - $28.48	802,260	2.1 years	$26.91	$11,884
$29.30 - $32.03	262,185	1.1 years	$29.33	$3,248
$32.85 - $43.83	1,101,635	4.3 years	$34.76	$7,670
$23.69 - $43.83	2,166,080	3.1 years	$31.20	$22,802
The activity related to the Company’s stock options and SARs is as follows:

	Nonvested	Vested	Total	Weighted- average Exercise Price
Outstanding, December 31, 2012	726,510	4,324,230	5,050,740	$30.63
Vested	(726,510)	726,510	—
Granted	852,157	—	852,157	$32.03
Exercised	—	(2,326,215)	(2,326,215)	$29.44
Forfeited/Expired	(13,550)	(558,445)	(571,995)	$33.10
Outstanding, December 31, 2013	838,607	2,166,080	3,004,687	$31.43
The aggregate intrinsic value of options and SARs exercised during the years ended December 31, 2013, 2012 and 2011 was $13,838, $4,193 and $10,123, respectively. Cash received by the Company on option exercises was $15,781, $9,739 and $21,253 for the same years, respectively.
Performance-based stock awards
The Company typically grants performance contingent restricted stock units (PCSUs) annually on a discretionary basis to certain of its executives and other members of its management team. Both the ultimate number of PCSUs awarded and the vesting period are dependent upon the degree to which performance targets are achieved over three-year performance periods. Half of the units available to be earned are tied to an earnings target and half are tied to a return on assets target. If the respective performance target is met, units awarded vest at the end of the three-year performance period. In the

F 22

event performance targets are not met, a minimum number of units are awarded and vest 50% at the end of four years and 50% at the end of five years. Upon vesting, PCSUs are convertible into common shares on a one-for-one basis.
For the awards granted in 2013 and 2012, the total PCSUs that could ultimately vest ranges from 311,913 to 935,738. The 2013 awards can range from 151,045 to 453,135 units and are tied to the three-year period ending December 31, 2015. The 2012 awards can range from 160,868 to 482,603 units and are tied to the three-year period ending December 31, 2014.
The three-year performance cycle for the 2011 awards was completed on December 31, 2013. Based on performance, only 123,413 stock units will be awarded, which was the minimum provided for under the award, and did not qualify for accelerated vesting. Therefore, half of these stock units will vest on December 31, 2014 and the remaining half will vest on December 31, 2015.
Noncash stock-based compensation associated with PCSUs totaled $4,427, $2,164 and $5,354 for 2013, 2012 and 2011, respectively. As of December 31, 2013, there was approximately $9,160 of total unrecognized compensation cost related to nonvested PCSUs. This cost is expected to be recognized over a weighted-average period of 20 months.
Restricted stock awards
From time to time, the Company grants awards of restricted stock units to certain of the Company’s executives. These awards normally vest over a five-year period with one-third vesting on each of the third, fourth and fifth anniversaries of the grant, but may vest over a shorter period in some circumstances. An executive must be actively employed by the Company on the vesting date for shares to be issued. However, in the event of the executive’s death, disability or retirement prior to full vesting, shares will be issued on a pro rata basis up through the time the executive’s employment ceases. Participants can elect to defer receipt. Once vested, these awards do not expire. As of December 31, 2013, a total of 221,434 restricted stock units remained outstanding, 75,876 of which were vested. During 2013, 34,925 restricted stock units vested and 93,400 restricted stock units were granted. Noncash stock-based compensation associated with restricted stock grants totaled $1,358, $869 and $365 for 2013, 2012 and 2011, respectively. As of December 31, 2013, there was $2,781 of total unrecognized compensation cost related to nonvested restricted stock units. This cost is expected to be recognized over a weighted-average period of 21 months.

The activity related to the PCSUs and restricted stock units is as follows:

	Nonvested	Vested	Total	Average Grant Date Fair Value Per Share
Outstanding, December 31, 2012	492,114	1,178,903	1,671,017	$27.83
Granted	445,098	—	445,098	$28.90
Performance adjustments	(112,536)	(4)	(112,540)	$31.82
Vested	(37,368)	37,368	—
Converted	—	(956,802)	(956,802)	$25.87
Dividend equivalents	5,621	29,271	34,892	$36.13
Outstanding, December 31, 2013	792,929	288,736	1,081,665	$29.85
Deferred compensation plans
Certain officers and directors of the Company may elect to defer a portion of their compensation in the form of stock units. Units are granted as of the day the cash compensation would have otherwise been paid using the closing price of the Company’s common stock on that day. The units immediately vest and earn dividend equivalents. Units are distributed in the form of common stock upon retirement over a period elected by the employee or director. Cash compensation totaling $984 was deferred as stock units during 2013, resulting in 28,647 units being granted.
Since 2006, non-employee directors have been required to defer a minimum of 50% of their quarterly retainer fees into stock units. Units are granted as of the day the cash compensation would have otherwise been paid using the closing price of the Company’s common stock on that day. The units immediately vest and earn dividend equivalents. Distributions begin after retirement from the board over a period elected by the director.

F 23	FORM 10-K SONOCO 2013 ANNUAL REPORT

12. Employee benefit plans
Retirement plans and retiree health and life insurance plans
The Company provides non-contributory defined benefit pension plans for a majority of its employees in the United States, and certain of its employees in Mexico and Belgium. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in its traditional defined benefit pension plan. At that time, the Company adopted a defined contribution plan, the Sonoco Investment and Retirement Plan (SIRP), which covers its non-union U.S. employees hired on or after January 1, 2004. The Company also sponsors contributory defined benefit pension plans covering the majority of its employees in the United Kingdom, Canada and the Netherlands.
On February 4, 2009, the U.S. qualified defined benefit pension plan was amended to freeze plan benefits for all active participants effective December 31, 2018. Remaining active participants in the U.S. qualified plan will become participants of the SIRP effective January 1, 2019. Active participants of the U.S. qualified plan had a one-time option to transfer into the SIRP effective January 1, 2010. Approximately one third of the active participants chose that option.
The Company also provides postretirement healthcare and life insurance benefits to a limited number of its retirees and their dependents in the United States and Canada, based on certain age and/or service eligibility requirements.
The components of net periodic benefit cost include the following:

	2013	2012	2011
Retirement Plans
Service cost	$25,198	$23,551	$20,796
Interest cost	67,235	69,928	70,869
Expected return on plan assets	(86,545)	(83,758)	(84,015)
Amortization of net transition obligation	438	483	464
Amortization of prior service cost	569	409	335
Amortization of net actuarial loss	43,776	37,904	24,911
Effect of settlement loss	1,947	70	—
Other	—	—	92
Net periodic benefit cost	$52,618	$48,587	$33,452
Retiree Health and Life Insurance Plans
Service cost	$891	$820	$1,016
Interest cost	942	1,120	1,583
Expected return on plan assets	(1,510)	(1,526)	(1,446)
Amortization of prior service credit	(2,969)	(6,491)	(7,882)
Amortization of net actuarial loss	—	(2)	927
Net periodic benefit income	$(2,646)	$(6,079)	$(5,802)
The following tables set forth the Plans’ obligations and assets at December 31:

	Retirement Plans		Retiree Health and Life Insurance Plans
	2013	2012	2013	2012
Change in Benefit Obligation
Benefit obligation at January 1	$1,734,556	$1,544,730	$32,581	$38,097
Service cost	25,198	23,551	891	820
Interest cost	67,235	69,928	942	1,120
Plan participant contributions	528	609	1,040	1,229
Plan amendments	1,927	648	—	—
Actuarial loss/(gain)	(137,365)	163,194	(4,349)	(4,540)
Benefits paid	(90,403)	(84,150)	(3,542)	(4,158)
Impact of foreign exchange rates	(836)	11,854	(42)	13
Effect of settlements	(4,382)	—	—	—
Other	—	4,192	—	—
Benefit obligation at December 31	$1,596,458	$1,734,556	$27,521	$32,581

F 24

	Retirement Plans		Retiree Health and Life Insurance Plans
	2013	2012	2013	2012
Change in Plan Assets
Fair value of plan assets at January 1	$1,267,386	$1,129,042	$21,183	$20,716
Actual return on plan assets	134,229	152,907	2,795	2,704
Company contributions	31,591	65,362	1,126	777
Plan participant contributions	528	609	1,040	1,229
Benefits paid	(90,403)	(84,150)	(3,542)	(4,158)
Impact of foreign exchange rates	(952)	9,453	—	—
Effect of settlements	(4,382)	—	—	—
Expenses paid	(6,063)	(5,837)	(105)	(85)
Fair value of plan assets at December 31	$1,331,934	$1,267,386	$22,497	$21,183
Funded Status of the Plans	$(264,524)	$(467,170)	$(5,024)	$(11,398)

	Retirement Plans		Retiree Health and Life Insurance Plans
	2013	2012	2013	2012
Total Recognized Amounts in the Consolidated Balance Sheets
Noncurrent assets	$7,374	$—	$—	$—
Current liabilities	(13,034)	(16,068)	(801)	(1,250)
Noncurrent liabilities	(258,864)	(451,102)	(4,223)	(10,148)
Net liability	$(264,524)	$(467,170)	$(5,024)	$(11,398)
Items not yet recognized as a component of net periodic pension cost that are included in Accumulated Other Comprehensive Loss (Income) as of December 31, 2013 and 2012, are as follows:

	Retirement Plans		Retiree Health and Life Insurance Plans
	2013	2012	2013	2012
Net actuarial loss	$518,275	$742,579	$(3,178)	$2,349
Prior service cost/(credit)	3,991	2,658	(1,438)	(4,407)
Net transition obligation	470	975	—	—
	$522,736	$746,212	$(4,616)	$(2,058)
The amounts recognized in Other Comprehensive Loss/(Income) during December 31, 2013 and 2012 include the following:

	Retirement Plans		Retiree Health and Life Insurance Plans
	2013	2012	2013	2012
Adjustments arising during the period:
Net actuarial loss/(gain)	$(178,648)	$100,349	$(5,527)	$(5,633)
Prior service cost/(credit)	1,902	649	—	—
Net settlements/curtailments	(1,947)	—	—	—
Reversal of amortization:
Net actuarial loss	(43,776)	(37,904)	—	2
Prior service cost/(credit)	(569)	(409)	2,969	6,491
Net transition obligation	(438)	(483)	—	—
Total recognized in other comprehensive loss/(income)	$(223,476)	$62,202	$(2,558)	$860
Total recognized in net periodic benefit cost and other comprehensive loss/(income)	$(170,858)	$110,789	$(5,204)	$(5,219)

F 25	FORM 10-K SONOCO 2013 ANNUAL REPORT

Of the amounts included in Accumulated Other Comprehensive Loss/(Income) as of December 31, 2013, the portions the Company expects to recognize as components of net periodic benefit cost in 2013 are as follows:

	Retirement Plans	Retiree Health and Life Insurance Plans
Net actuarial loss	$25,726	$(100)
Prior service cost/(credit)	673	(1,384)
Net transition obligation	424	—
	$26,823	$(1,484)
The accumulated benefit obligation for all defined benefit plans was $1,539,382 and $1,665,597 at December 31, 2013 and 2012, respectively.
The projected benefit obligation (PBO), accumulated benefit obligation (ABO) and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were, $1,510,804, $1,461,700 and $1,238,906, respectively, as of December 31, 2013, and $1,734,556, $1,665,597 and $1,267,385, respectively, as of December 31, 2012.
The following table sets forth the Company’s projected benefit payments for the next ten years:

Year	Retirement Plans	Retiree Health and Life Insurance Plans
2014	$85,789	$2,845
2015	$86,449	$3,014
2016	$84,736	$2,987
2017	$87,218	$2,885
2018	$89,752	$2,759
2019-2023	$484,517	$10,858
Assumptions
The following tables set forth the major actuarial assumptions used in determining the PBO, ABO and net periodic cost:

Weighted-average assumptions used to determine benefit obligations at December 31	U.S. Retirement Plans	U.S. Retiree Health and Life Insurance Plans	Foreign Plans
Discount Rate
2013	4.78%	4.03%	3.25-4.97%
2012	3.90%	3.16%	3.50-4.40%
Rate of Compensation Increase
2013	3.99%	3.44%	2.50-4.00%
2012	4.29%	3.51%	2.50-3.50%

F 26

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31	U.S. Retirement Plans	U.S. Retiree Health and Life Insurance Plans	Foreign Plans
Discount Rate
2013	3.90%	3.16%	3.50-4.40%
2012	4.45%	3.76%	4.36-5.31%
2011	5.21%	4.37%	4.40-6.00%
Expected Long-term Rate of Return
2013	7.65%	7.42%	3.50-5.75%
2012	7.79%	7.52%	3.75-6.25%
2011	7.79%	8.00%	3.75-7.40%
Rate of Compensation Increase
2013	4.29%	3.51%	2.50-3.50%
2012	4.63%	4.15%	2.50-3.50%
2011	4.49%	4.29%	2.50-4.50%
The Company adjusts its discount rates at the end of each fiscal year based on yield curves of high-quality debt instruments over durations that match the expected benefit payouts of each plan. The expected long-term rate of return assumption is based on the Company’s current and expected future portfolio mix by asset class, and expected nominal returns of these asset classes using an economic “building block” approach. Expectations for inflation and real interest rates are developed and various risk premiums are assigned to each asset class based primarily on historical performance. The expected long-term rate of return also gives consideration to the expected level of outperformance to be achieved on that portion of the Company’s investment portfolio under active management. The assumed rate of compensation increase reflects historical experience and management’s expectations regarding future salary and incentive increases.
Medical trends
The U.S. Retiree Health and Life Insurance Plan makes up approximately 98% of the Retiree Health liability. Therefore, the following information relates to the U.S. plan only.

Healthcare Cost Trend Rate	Pre-age 65	Post-age 65
2013	8.00%	8.00%
2012	8.00%	8.30%
Ultimate Trend Rate	Pre-age 65	Post-age 65
2013	5.60%	5.60%
2012	6.15%	6.16%
Year at which the Rate Reaches the Ultimate Trend Rate	Pre-age 65	Post-age 65
2013	2045	2045
2012	2045	2045
Increasing the assumed trend rate for healthcare costs by one percentage point would increase the accumulated postretirement benefit obligation (the APBO) and total service and interest cost component approximately $425 and $56, respectively. Decreasing the assumed trend rate for healthcare costs by one percentage point would decrease the APBO and total service and interest cost component approximately $390 and $50, respectively. Based on amendments to the U.S. plan approved in 1999, which became effective in 2003, cost increases borne by the Company are limited to the Urban CPI, as defined.
Plan changes and amendments
During 2010, certain retiree medical benefits and life insurance coverage under the Company’s U.S. Retiree Medical and Life Insurance Plan were changed, reducing the accumulated postretirement benefit obligation by $4,566. The resulting prior service credit is being amortized over a period of approximately four years.
During 2009, the Company’s U.S. qualified defined benefit pension plan was amended to allow a lump sum payment option upon termination to plan participants who chose to freeze their benefit December 31, 2009, and move to the SIRP. The effect of this and other smaller amendments was a reduction in the projected benefit obligation of $4,300.
Also during 2009, the Company amended its U.S. Retiree Medical and Life Insurance Plan to freeze the Company subsidy for both pre- and post-Medicare retiree medical coverage at 2009 levels effective January 1, 2010, and to eliminate any early retirement reduction factor applied to the Company subsidy for pre-Medicare coverage for current

F 27	FORM 10-K SONOCO 2013 ANNUAL REPORT

retirees as of December 31, 2009. In addition, the Company will no longer provide post-Medicare retiree medical coverage to its active employees or post-1981 retirees, except for certain union groups. The impact of these changes was an overall reduction in the accumulated postretirement benefit obligation of $17,625, which was amortized over a period of 3.3 years. The benefit from the amortization of these prior service credits ended during 2013.
Retirement plan assets
The following table sets forth the weighted-average asset allocations of the Company’s retirement plans at December 31, 2013 and 2012, by asset category.

Asset Category		U.S.	U.K.	Canada
Equity securities	2013	53.2%	53.9%	64.0%
	2012	52.1%	67.3%	66.0%
Debt securities	2013	34.5%	44.8%	35.4%
	2012	36.0%	31.9%	32.7%
Alternative	2013	12.0%	—%	—%
	2012	11.8%	—%	—%
Cash and short-term investments	2013	0.3%	1.3%	0.6%
	2012	0.1%	0.8%	1.3%
Total	2013	100.0%	100.0%	100.0%
	2012	100.0%	100.0%	100.0%
The Company employs a total-return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a desired level of risk. Alternative assets such as real estate funds, private equity funds and hedge funds are used to enhance expected long-term returns while improving portfolio diversification. Risk tolerance is established through consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through periodic investment portfolio reviews and periodic asset/liability studies.
At December 31, 2013, postretirement benefit plan assets totaled $1,331,934, of which $1,010,798 were assets of the U.S. Defined Benefit Plan.
U.S. defined benefit plans
The equity investments consist of direct ownership and funds and are diversified among U.S. and non-U.S. stocks of small to large capitalizations. Following the December 2010 amendment that split the U.S. qualified defined benefit pension plan into the Active Plan and the Inactive Plan effective January 1, 2011, the Company completed separate asset/liability studies for both plans during 2011 and adopted revised investment guidelines for each. The revised guidelines establish a dynamic de-risking framework that will gradually shift the allocation of assets to long-duration domestic fixed income from equity and other asset categories, as the relative funding ratio of each plan increases over time. The current target allocation (midpoint) for the Inactive Plan investment portfolio is: Equity Securities – 49%, Debt Securities – 40%, Alternative – 11% and Cash – 0%. The current target allocation (midpoint) for the Active Plan investment portfolio is: Equity Securities – 57%, Debt Securities – 30%, Alternative – 13% and Cash – 0%.
United Kingdom defined benefit plan
The equity investments consist of direct ownership and funds and are diversified among U.K. and international stocks of small and large capitalizations. The current target allocation (midpoint) for the investment portfolio is: Equity Securities – 54%, Debt Securities – 45%, Alternative – 0% and Cash – 1%.
Canada defined benefit plan
The equity investments consist of direct ownership and funds and are diversified among Canadian and international stocks of primarily large capitalizations and short to intermediate duration corporate and government bonds. The current target allocation (midpoint) for the investment portfolio is: Equity Securities – 60%, Debt Securities – 40%, Alternative –0% and Cash – 0%.

F 28

Retiree health and life insurance plan assets
The following table sets forth the weighted-average asset allocations by asset category of the Company’s retiree health and life insurance plan.

Asset Category	December 31, 2013	December 31, 2012
Equity securities	59.1%	54.6%
Debt securities	34.0%	37.9%
Alternative	6.6%	7.1%
Cash	0.3%	0.4%
Total	100.0%	100.0%

Contributions
Based on current actuarial estimates, the Company anticipates that the total contributions to its retirement plans and retiree health and life insurance plans will be approximately $67,000 in 2014. No assurances can be made, however, about funding requirements beyond 2014, as they will depend largely on actual investment returns and future actuarial assumptions.
Sonoco Savings Plan
The Sonoco Savings Plan is a defined contribution retirement plan provided for the Company’s U.S. employees. The plan provides for participant contributions of 1% to 30% of gross pay. Since January 1, 2010, the Company has matched 50% on the first 4% of compensation contributed by the participant as pretax contributions. The Company’s expenses related to the plan for 2013, 2012 and 2011 were approximately $10,700, $8,920 and $8,670, respectively.
Sonoco Investment and Retirement Plan
The Sonoco Investment and Retirement Plan (SIRP) is a defined contribution pension plan provided for the Company’s salaried and non-union U.S. employees who were hired on or after January 1, 2004, or those former participants in the Company’s U.S. qualified defined benefit pension plan who elected to transfer into the SIRP under a one-time option effective January 1, 2010. The Company makes an annual contribution of 4% of all eligible pay plus 4% of eligible pay in excess of the Social Security wage base to eligible participant accounts. Participants are fully vested after five years of service or upon reaching age 55, if earlier. The Company’s expenses related to the plan for 2013, 2012 and 2011 were approximately $11,974, $10,350 and $9,200, respectively. Cash contributions to the SIRP totaled $9,290, $8,920 and $8,568 in 2013, 2012 and 2011, respectively.
Other plans
The Company also provides retirement and postretirement benefits to certain other non-U.S. employees through various Company-sponsored and local government sponsored defined contribution arrangements. For the most part, the liabilities related to these arrangements are funded in the period they arise. The Company’s expenses for these plans were not material for all years presented.

F 29	FORM 10-K SONOCO 2013 ANNUAL REPORT

13. Income taxes
The provision for taxes on income for the years ended December 31 consists of the following:

	2013	2012		2011
Pretax income
Domestic	$217,305	$202,594		$208,588
Foreign	87,264	84,480		75,818
Total pretax income	$304,569	$287,074	—	$284,406
Current
Federal	$32,691	$57,424		$27,920
State	2,207	5,891		5,910
Foreign	25,089	22,123		34,794
Total current	$59,987	$85,438		$68,624
Deferred
Federal	$33,937	$13,552		$34,992
State	4,080	6,303		6,249
Foreign	(1,801)	(1,534)		(31,442)
Total deferred	$36,216	$18,321		$9,799
Total taxes	$96,203	$103,759		$78,423
Deferred tax liabilities/(assets) are comprised of the following at December 31:

	2013	2012
Depreciation	$117,752	$109,973
Intangibles	161,707	156,859
Gross deferred tax liabilities	$279,459	$266,832
Retiree health benefits	$(7,468)	$(6,661)
Foreign loss carryforwards	(83,033)	(89,115)
U.S. Federal loss carryforwards	(19,553)	(26,967)
Capital loss carryforwards	(3,053)	(3,769)
Employee benefits	(120,551)	(215,907)
Accrued liabilities and other	(79,574)	(83,336)
Gross deferred tax assets	$(313,232)	$(425,755)
Valuation allowance on deferred tax assets	$60,856	$61,563
Total deferred taxes, net	$27,083	$(97,360)
Federal operating loss carryforwards of approximately $55,800 remain from the Tegrant acquisition. The use of these losses is limited by U.S. tax law, but it is expected that these losses will be fully utilized prior to their expiration. These carryforwards expire at various times between 2023 and 2031, depending on the year incurred. The Company does not have any other U.S. federal operating loss carryforwards. Foreign subsidiary loss carryforwards of approximately $335,000 remain at December 31, 2013. Their use is limited to future taxable earnings of the respective foreign subsidiaries. Approximately $246,000 of these loss carryforwards do not have an expiration date. Of the remaining foreign subsidiary loss carryforwards, approximately $32,000 expire within the next five years and approximately $57,000 expire between 2019 and 2033. Approximately $13,900 of state loss carryforwards and $15,300 of state credit carryforwards remain at December 31, 2013. These state loss and credit carryforwards are limited to future taxable earnings of the respective legal entity and expire between 2014 and 2028.

F 30

A reconciliation of the U.S. federal statutory tax rate to the actual consolidated tax expense is as follows:

	2013		2012		2011
Statutory tax rate	$106,599	35.0%	$100,476	35.0%	$99,542	35.0%
State income taxes, net of federal tax benefit	6,146	2.0	4,444	1.5%	6,370	2.2%
Valuation allowance	(747)	(0.2)	5,201	1.8%	(20,533)	(7.2)%
Tax examinations including change in reserve for uncertain tax positions	(1,421)	(0.5)	424	0.1%	6,313	2.2%
Change in estimates related to prior years	(672)	(0.2)	(2,111)	(0.7)%	(1,006)	(0.4)%
Foreign earnings taxed at other than U.S. rates	(6,639)	(2.1)	(8,224)	(2.9)%	(9,730)	(3.4)%
U.S. taxes on dividends from foreign subsidiaries	—	—	11,744	4.1%	—	—%
Effect of tax rate changes enacted during the year	(915)	(0.3)	(1,399)	(0.5)%	(952)	(0.3)%
Deduction related to qualified production activities	(3,819)	(1.3)	(4,325)	(1.5)%	(2,860)	(1.0)%
Other, net	(2,329)	(0.8)	(2,471)	(0.8)%	1,279	0.4%
Total taxes	$96,203	31.6%	$103,759	36.1%	$78,423	27.5%
The change in “Tax examinations including change in reserve for uncertain tax positions” is shown net of associated deferred taxes and accrued interest. Included in the change are net increases of approximately $4,500, $4,300 and $9,800 for uncertain items arising in 2013, 2012 and 2011, respectively. Also included are adjustments related to prior year items, primarily decreases related to lapses of statutes of limitations in international, federal and state jurisdictions as well as overall changes in facts and judgment. These adjustments decreased the reserve by a total of approximately $(5,400), $(3,800) and $(3,500) in 2013, 2012 and 2011, respectively.
In many of the countries in which the Company operates, earnings are taxed at rates lower than in the U.S. This benefit is reflected in “Foreign earnings taxed at other than U.S. rates” along with other items, if any, that impacted taxes on foreign earnings in the periods presented.
The benefits included in “Change in estimates related to prior years” for each of the years presented consist primarily of adjustments to deferred tax assets and liabilities arising from the availability of more accurate estimates.
Included in “Valuation Allowance” in 2011 is a benefit of $24,282 from the release of a valuation allowance against net operating losses in France. Improved operating results and anticipated benefits from planned restructuring actions provided the Company with sufficient evidence to conclude that it was more likely than not that the assets could be recovered.
During 2012, the Company initiated a repatriation of approximately $260,000 of cash from certain foreign subsidiaries and accrued the U.S. tax liability associated with these payments, most of which were a return of capital, at that time. The repatriation was completed in 2013.
Undistributed earnings of international subsidiaries totaled $574,500 at December 31, 2013. Deferred taxes have not been provided on the undistributed earnings, as the Company considers these amounts to be indefinitely reinvested to finance the growth and expansion of its international operations. Computation of the potential deferred tax liability associated with those unremitted earnings deemed to be indefinitely reinvested is not practicable. If such amounts were remitted, loaned to the Company, or the stock in the foreign subsidiaries sold, these earnings could become subject to tax.
Reserve for uncertain tax positions
The following table sets forth the reconciliation of the gross amounts of unrecognized tax benefits at the beginning and ending of the periods indicated:

	2013	2012	2011
Gross Unrecognized Tax Benefits at January 1	$31,300	$32,800	$28,100
Increases in prior years’ unrecognized tax benefits	1,100	4,300	600
Decreases in prior years’ unrecognized tax benefits	(1,800)	(4,200)	(1,600)
Increases in current year's unrecognized tax benefits	4,100	4,300	11,200
Decreases in unrecognized tax benefits from the lapse of statutes of limitations	(5,300)	(4,700)	(4,500)
Settlements	(600)	(1,200)	(1,000)
Gross Unrecognized Tax Benefits at December 31	$28,800	$31,300	$32,800
Of the unrecognized tax benefit balances at December 31, 2013 and December 31, 2012, approximately $22,200 and $23,900, respectively, would have an impact on the effective tax rate if ultimately recognized.

F 31	FORM 10-K SONOCO 2013 ANNUAL REPORT

Interest and/or penalties related to income taxes are reported as part of income tax expense. The Company had approximately $4,100 and $4,400 accrued for interest related to uncertain tax positions at December 31, 2013 and December 31, 2012, respectively. Tax expense for the year ended December 31, 2013, includes approximately $300 of interest benefit, which is comprised of an interest benefit of approximately $2,500 related to the expiration of statutes of limitations and other releases and interest expense of $2,200 on unrecognized tax benefits. The amounts listed above for accrued interest and interest expense do not reflect the benefit of a federal tax deduction which would be available if the interest were ultimately paid.
The Company and/or its subsidiaries file federal, state and local income tax returns in the United States and various foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, or non-U.S., income tax examinations by tax authorities for years before 2009. With respect to state and local income taxes, the Company is no longer subject to examination prior to 2008, with few exceptions.
The estimate for the potential outcome of any uncertain tax issue is highly judgmental. The Company believes it has adequately provided for any reasonable foreseeable outcome related to these matters. However, future results may include favorable or unfavorable adjustments to estimated tax liabilities in the period the assessments are made or resolved or when statutes of limitation on potential assessments expire. Additionally, the jurisdictions in which earnings or deductions are realized may differ from current estimates. As a result, the effective tax rate may fluctuate significantly on a quarterly basis.
14. Commitments and contingencies
Pursuant to U.S. GAAP, accruals for estimated losses are recorded at the time information becomes available indicating that losses are probable and that the amounts are reasonably estimable. As is the case with other companies in similar industries, the Company faces exposure from actual or potential claims and legal proceedings from a variety of sources. Some of these exposures, as discussed below, have the potential to be material.
Environmental matters
The Company is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates.
During the fourth quarter of 2005, the U.S. Environmental Protection Agency (EPA) notified U.S. Paper Mills Corp. (U.S. Mills), a wholly owned subsidiary of the Company, that U.S. Mills and NCR Corporation (NCR), an unrelated party, would be jointly held responsible to undertake a program to remove and dispose of certain PCB-contaminated sediments at a particular site on the lower Fox River in Wisconsin (the “Site”) which is now labeled by the EPA as Phase 1. U.S. Mills and NCR reached an agreement between themselves that each would fund 50% of the costs of remediation of the Site. The Company has expensed a total of $17,650 ($12,500 in 2005 and $5,150 in 2007) for its estimated share of the total cleanup cost of the Site, and through December 31, 2013, has spent a total of $14,467. The remaining accrual of $3,183,000 represents the Company’s best estimate of what it is likely to pay to complete the Site project. However, the actual costs associated with cleanup of the Site are dependent upon many factors and it is possible that remediation costs could be higher than the current estimate of project costs. The Company acquired U.S. Mills in 2001, and the alleged contamination predates the acquisition.
In February 2007, the EPA and Wisconsin Department of Natural Resources (WDNR) issued a general notice of potential liability under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and a request to participate in remedial action implementation negotiations relating to a stretch of the lower Fox River, including the bay at Green Bay (Operating Units 2 – 5), to eight potentially responsible parties, including U.S. Mills. Operating Units 2 – 5 include, but also comprise, a vastly larger area than the Site.
On November 13, 2007, the EPA issued a unilateral Administrative Order for Remedial Action pursuant to Section 106 of CERCLA. The order requires U.S. Mills and the seven other respondents jointly to take various actions to clean up Operating Units 2 – 5. The order establishes two phases of work. The first phase consists of planning and design work as well as preparation for dredging and other remediation work and initially was required to be completed by December 31, 2008. The second phase consists primarily of dredging and disposing of contaminated sediments and capping of the dredged and less contaminated areas of the river bottom. The second phase was required to begin in 2009 and is expected to continue for several years. The order also provides for a $32.5 per day penalty for failure by a respondent to comply with its terms as well as exposing a non-complying respondent to potential treble damages. Although U.S. Mills has reserved its rights to contest liability for any portion of the work, it is cooperating with the other respondents to comply with the first phase of the order. However, its financial contribution will likely be determined by the lawsuit commenced in June 2008.
On June 12, 2008, NCR and Appleton Papers, Inc. (API), as plaintiffs, commenced suit in the United States District Court for the Eastern District of Wisconsin (No. 8-CV-16-WCG) against U.S. Mills, as one of a number of defendants, seeking a declaratory judgment allocating among all the parties the costs and damages associated with the pollution and

F 32

cleanup of the Lower Fox River. The suit also seeks damages from the defendants for amounts already spent by the plaintiffs, including natural resource damages, and future amounts to be spent by all parties with regard to the pollution and cleanup of the Lower Fox River. On December 16, 2009, the court issued an order which concluded that, under the equities of the case, NCR and API were not entitled to any contribution from U.S. Mills and other defendants, thereby granting the defendants’ motions for summary judgment and denying the plaintiffs’ motions for summary judgment. Subsequent to the December 2009 ruling, U.S. Mills and other defendants made motions to have the court rule that, on the same basis as the December 2009 ruling, NCR would be responsible for any costs that U.S. Mills and the other defendants might incur, past, present and future. These motions have been granted by the court. The orders in this case have been appealed to the United States Court of Appeals for the Seventh Circuit (7th Circuit). The Company believes that this suit will have a minimal, if any, impact on the total amount of the potential remediation costs associated with Operating Units 2 – 5, but it may have a substantial impact on U.S. Mills’ share of those costs. U.S. Mills plans to defend the suit vigorously.
On October 14, 2010, the EPA and WDNR filed suit against NCR, API, U.S. Mills and nine other defendants in the United States District Court for the Eastern District of Wisconsin (No. 10-CV-910-WCG) pursuant to Sections 106 and 107 of CERCLA. The plaintiffs seek to recover unreimbursed costs incurred for activities undertaken in response to the release and threatened release of hazardous substances from facilities at or near the Lower Fox River and Green Bay as well as damages for injury to, loss of, and destruction of natural resources resulting from such releases. The plaintiffs also seek a ruling that the defendants are liable for future response costs of the plaintiffs and requiring the defendants to comply with the unilateral Administrative Order for Remedial Action discussed above and in prior filings. The Company does not believe that the remedies sought in the suit materially expand the Company’s potential liability beyond what has been disclosed in this report or in the Company’s prior filings with the SEC. U.S. Mills has entered into a stipulation with the plaintiffs that, in exchange for U.S. Mills’ admitting that it is liable for discharging wastewater containing PCBs into the river, the plaintiffs would not seek an injunction in this proceeding against U.S. Mills requiring it to participate in the completion of the Fox River remediation. In June 2013 the court ordered some of the other defendants, including NCR but not U.S. Mills, to complete the remediation and the order has been appealed to the 7th Circuit. U.S. Mills plans to continue to defend its interests in the suit vigorously.
Since 2007, the Company has expensed a total of $60,825 for potential liabilities associated with the Fox River contamination (not including amounts expensed for remediation at the Site) and through December 31, 2013, has spent a total of $11,884, primarily on legal fees, leaving a reserve of $48,941 remaining at December 31, 2013 for potential liabilities associated with the Fox River contamination (not including amounts accrued for remediation at the Site). Because of the continuing uncertainties in the estimated costs of remediation and continuing uncertainties surrounding U.S. Mills’ allocable share, including a potentially favorable resolution, it is impossible to state with any reasonable degree of confidence that any estimate is a better estimate than the amount recorded. However, because the discharges of hazardous materials into the environment occurred before the Company acquired U.S. Mills, and U.S. Mills has been operated as a separate subsidiary of the Company, the Company does not believe that it bears financial responsibility for these legacy environmental liabilities of U.S. Mills. Therefore, the Company continues to believe that the maximum additional exposure to its consolidated financial position beyond what has been reserved is limited to the equity position of U.S. Mills, which was approximately $94,000 at December 31, 2013.
On November 8, 2011, the Company completed the acquisition of Tegrant. During its due diligence, the Company identified several potentially environmentally contaminated sites. The total remediation cost of these sites was estimated to be $18,850 at the time of the acquisition and an accrual in this amount was recorded on Tegrant’s opening balance sheet.
The Company has been named as a potentially responsible party at several other environmentally contaminated sites. All of the sites are also the responsibility of other parties. The potential remediation liabilities are shared with such other parties, and, in most cases, the Company’s share, if any, cannot be reasonably estimated at the current time.
As of December 31, 2013 and 2012, the Company (and its subsidiaries) had accrued $73,032 and $75,605, respectively, related to environmental contingencies. Of these, a total of $52,124 and $53,972 relate to U.S. Mills and $18,429 and $18,733 relate to Tegrant at December 31, 2013 and 2012, respectively. These accruals are included in “Accrued expenses and other” on the Company’s Consolidated Balance Sheets. U.S. Mills recognized a $40,825 benefit in 2008 from settlements reached and proceeds received on certain insurance policies covering the Fox River contamination. U.S. Mills’ two remaining insurance carriers are in liquidation. It is possible that U.S. Mills may recover from these carriers a small portion of the costs it ultimately incurs. U.S. Mills may also be able to reallocate some of the costs it incurs among other parties. There can be no assurance that such claims for recovery or reallocation would be successful and no amounts have been recognized in the consolidated financial statements of the Company for such potential recovery or reallocation.

F 33	FORM 10-K SONOCO 2013 ANNUAL REPORT

Other legal matters
In addition to those described above, the Company is subject to other various legal proceedings, claims and litigation arising in the normal course of business. While the outcome of these matters could differ from management’s expectations, the Company does not believe that the resolution of these matters has a reasonable possibility of having a material adverse effect on the Company’s financial statements.
Commitments
As of December 31, 2013, the Company had long-term obligations to purchase electricity and steam, which it uses in its production processes, as well as long-term purchase commitments for certain raw materials, principally old corrugated containers. These purchase commitments require the Company to make total payments of approximately $328,600, as follows: $70,000 in 2014; $64,500 in 2015; $67,300 in 2016, $50,400 in 2017 and a total of $76,400 from 2018 through 2023.
15. Shareholders’ equity and earnings per share
Stock repurchases
The Company occasionally repurchases shares of its common stock to satisfy employee tax withholding obligations in association with the exercise of stock appreciation rights and performance-based stock awards. These repurchases, which are not part of a publicly announced plan or program, totaled 575,845 shares during 2013, 126,765 shares during 2012, and 94,295 shares during 2011, at a cost of $22,187 and $4,167 and $3,145, respectively.
The Company’s Board of Directors has authorized the repurchase of up to 5,000,000 shares of the Company’s common stock, all of which were available to be repurchased as of December 31, 2012. During 2013, a total of 132,500 shares were purchased at a cost of $5,052. Accordingly, at December 31, 2013, a total of 4,867,500 shares remain available for repurchase.

Earnings per share
The following table sets forth the computation of basic and diluted earnings per share:

	2013	2012	2011
Numerator:
Net income attributable to Sonoco	$219,113	$196,010	$217,517
Denominator:
Weighted average common shares outstanding	102,577,000	101,804,000	101,071,000
Dilutive effect of stock-based compensation	671,000	769,000	1,102,000
Diluted outstanding shares	103,248,000	102,573,000	102,173,000
Per common share:
Net income attributable to Sonoco:
Basic	$2.14	$1.93	$2.15
Diluted	$2.12	$1.91	$2.13
The Company paid dividends totaling $1.23, $1.19, and $1.15 per share in 2013, 2012 and 2011, respectively.
Certain stock appreciation rights to purchase shares of the Company’s common stock are not dilutive because the exercise price is greater than the market price of the stock at the end of the fiscal year or they have not fully vested. The average number of shares that were not dilutive and therefore not included in the computation of diluted income per share was as follows for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Anti-dilutive stock appreciation rights	1,100,233	2,440,270	1,753,451
These stock appreciation rights may become dilutive in future periods if the market price of the Company’s common stock appreciates. No adjustments were made to reported net income in the computation of earnings per share.
Noncontrolling interests
In April 2011, the Company acquired the remaining 49% interest in its 51%-owned subsidiary, Sonoco For Plas do Brazil Ltda., for $5,718 in cash. As a result of the transaction, the Company wrote off the $2,727 carrying amount of noncontrolling interest and recorded a reduction in Capital in excess of stated value of $2,991.

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16. Segment reporting
The Company reports its financial results in four reportable segments – Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Effective January 1, 2014, Sonoco Alloyd, the Company's retail packaging business and previously part of the Protective Solutions segment, began being reported as part of the Display and Packaging segment. Management believes this change enables these businesses to better leverage the Company's capabilities, products, and services to provide complete solutions to our retail merchandising customers. Prior period financial information for the affected segments has been retrospectively revised to reflect this change.
The Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.
The Protective Solutions segment includes the following products: custom-engineered paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.
Restructuring charges, asset impairment charges, insurance settlement gains, acquisition-related costs, interest expense and interest income are included in income before income taxes under “Corporate.”

The following table sets forth financial information about each of the Company's business segments:

F 35	FORM 10-K SONOCO 2013 ANNUAL REPORT

	Years ended December 31
	Consumer Packaging	Display and Packaging	Paper and Industrial Converted Products	Protective Solutions	Corporate	Consolidated
Total Revenue
2013	$1,898,690	$626,976	$1,958,762	$473,278	$—	$4,957,706
2012	1,920,114	583,435	1,937,523	453,626	—	4,894,698
2011	1,982,989	487,621	1,996,221	144,251	—	4,611,082
Intersegment Sales[1]
2013	$5,157	$1,968	$99,882	$2,607	$—	$109,614
2012	7,493	2,253	96,696	2,127	—	108,569
2011	5,691	1,491	104,000	967	—	112,149
Sales to Unaffiliated Customers
2013	$1,893,533	$625,008	$1,858,880	$470,671	$—	$4,848,092
2012	1,912,621	581,182	1,840,827	451,499	—	4,786,129
2011	1,977,298	486,130	1,892,220	143,284	—	4,498,932
Income Before Income Taxes[2]
2013	$187,130	$20,806	$138,094	$40,084	$(81,545)	$304,569
2012	176,768	20,397	141,351	36,912	(88,354)	287,074
2011	191,475	21,606	138,207	15,355	(82,237)	284,406
Identifiable Assets[3]
2013	$1,282,726	$518,975	$1,290,353	$552,121	$335,116	$3,979,291
2012	1,298,381	503,172	1,316,606	566,608	491,298	4,176,065
2011	1,357,691	477,001	1,294,712	572,719	290,676	3,992,799
Depreciation, Depletion and Amortization[4]
2013	$74,127	$18,049	$82,392	$23,103	$—	$197,671
2012	75,556	15,753	83,329	25,765	—	200,403
2011	80,257	8,239	86,559	4,816	—	179,871
Capital Expenditures
2013	$48,770	$7,422	$88,556	$15,908	$11,786	$172,442
2012	58,284	9,170	112,298	8,889	26,221	214,862
2011	60,795	5,414	86,821	3,048	17,294	173,372

[1]	Intersegment sales are recorded at a market-related transfer price.
[2]	Included in Corporate are restructuring, asset impairment charges, acquisition-related charges and insurance settlement gains associated with the following segments:

	Consumer Packaging	Display and Packaging	Paper and Industrial Converted Products	Protective Solutions	Corporate	Total
2013	$14,003	$2,326	$6,785	$1,545	$159	$24,818
2012	9,638	2,632	12,787	2,792	519	28,368
2011	19,790	4,575	6,163	4,901	8,734	44,163

The remaining amounts reported as Corporate consist of interest expense and interest income.
[3]
Identifiable assets are those assets used by each segment in its operations. Corporate assets consist primarily of cash and cash equivalents, investments in affiliates, headquarters facilities, deferred income taxes and prepaid expenses.

[4]	Depreciation, depletion and amortization incurred at Corporate are allocated to the reportable segments.

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Geographic regions
Sales to unaffiliated customers and long-lived assets by geographic region are as follows:

	2013	2012	2011
Sales to Unaffiliated Customers
United States	$3,231,135	$3,165,772	$2,821,043
Europe	751,806	768,667	777,200
Canada	299,243	338,657	385,805
All other	565,908	513,033	514,884
Total	$4,848,092	$4,786,129	$4,498,932
Long-lived Assets
United States	$1,878,728	$1,910,824	$1,884,897
Europe	288,407	275,884	279,969
Canada	205,095	229,129	253,057
All other	109,010	117,071	113,777
Total	$2,481,240	$2,532,908	$2,531,700
Sales are attributed to countries/regions based upon the plant location from which products are shipped. Long-lived assets are comprised of property, plant and equipment, goodwill, intangible assets and investment in affiliates (see Notes 6 and 7).
17. Accumulated other comprehensive loss
The following table summarizes the components of accumulated other comprehensive loss and the changes in accumulated other comprehensive loss, net of tax as applicable, for the years ended December 31, 2013 and 2012:

	Foreign Currency Items	Defined Benefit Pension Items	Gains and Losses on Cash Flow Hedges	Accumulated Other Comprehensive Loss
Balance at December 31, 2011	$(21,277)	$(430,835)	$(8,187)	$(460,299)
Other comprehensive income/(loss) before reclassifications	24,511	(61,809)	(1,200)	(38,498)
Amounts reclassified from accumulated other comprehensive loss to net income	—	20,311	2,634	22,945
Amounts reclassified from accumulated other comprehensive loss to fixed assets	—	—	26	26
Other comprehensive income/(loss)	24,511	(41,498)	1,460	(15,527)
Balance at December 31, 2012	$3,234	$(472,333)	$(6,727)	$(475,826)
Other comprehensive income/(loss) before reclassifications	(28,386)	111,269	3,992	86,875
Amounts reclassified from accumulated other comprehensive loss to net income	—	27,958	2,392	30,350
Amounts reclassified from accumulated other comprehensive loss to fixed assets	—	—	81	81
Other comprehensive income/(loss)	(28,386)	139,227	6,465	117,306
Balance at December 31, 2013	$(25,152)	$(333,106)	$(262)	$(358,520)

F 37	FORM 10-K SONOCO 2013 ANNUAL REPORT

	Amount Reclassified from Accumulated Other Comprehensive Loss
Details about Accumulated Other Comprehensive Loss Components	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2012	Affected Line Item in the Consolidated Statements of Net Income
Gains and losses on cash flow hedges
Foreign exchange contracts	$4,603	$336	Net Sales
Foreign exchange contracts	(2,996)	870	Cost of sales
Commodity contracts	(5,455)	(5,639)	Cost of sales
	(3,848)	(4,433)	Total before tax
	1,456	1,799	Tax benefit
	$(2,392)	$(2,634)	Net of tax
Defined benefit pension items
Amortization of defined benefit pension items	$(32,821)	$(24,227)	Cost of sales
Amortization of defined benefit pension items	(10,940)	(8,076)	Selling, general, and administrative
	(43,761)	(32,303)	Total before tax
	15,803	11,992	Tax benefit
	(27,958)	(20,311)	Net of tax

Total reclassifications for the period	$(30,350)	$(22,945)	Net of tax

The cumulative tax benefit on Derivative Financial Instruments was $165 and $4,045 at December 31, 2013 and 2012, respectively. The tax benefit on Derivative Financial Instruments decreased by $(3,880) and $(979) during the years ended December 31, 2013 and 2012, respectively.
The cumulative tax benefit on Defined Benefit Plans was $189,668 and $278,235 at December 31, 2013 and 2012, respectively. The tax benefit on Defined Benefit Plans decreased by $(88,567) and increased by $22,769 during the years ended December 31, 2013 and 2012, respectively.
The change in defined benefit plans includes pretax changes of $1,754 and $(1,206) during the years ended December 31, 2013 and 2012, related to one of the Company’s equity method investments.

F 38

18. Selected quarterly financial data
The following table sets forth selected quarterly financial data of the Company:

(unaudited)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2013
Net sales	$1,179,213	$1,226,256	$1,227,749	$1,214,874
Gross profit	205,716	222,564	224,037	221,187
Restructuring/Asset impairment charges	(4,289)	(8,678)	(5,818)	(6,253)
Net income attributable to Sonoco	48,139	54,988	61,240	54,746
Per common share:
Net income attributable to Sonoco:
- basic	$0.47	$0.54	$0.60	$0.53
- diluted	0.47	0.53	0.59	0.53
Cash dividends
- common	0.30	0.31	0.31	0.31
Market price
- high	35.05	35.93	39.80	41.82
- low	29.75	32.03	34.65	37.85
2012
Net sales	$1,212,370	$1,202,359	$1,195,530	$1,175,870
Gross profit	216,861	216,542	206,229	204,000
Restructuring/Asset impairment charges	(15,212)	(9,396)	444	(8,694)
Net income attributable to Sonoco	43,068	51,323	58,836	42,783
Per common share:
Net income attributable to Sonoco:
- basic	$0.42	$0.50	$0.58	$0.42
- diluted	0.42	0.50	0.57	0.42
Cash dividends
- common	0.29	0.30	0.30	0.30
Market price
- high	34.83	33.91	31.67	32.51
- low	31.02	29.57	28.61	29.00

F 39	FORM 10-K SONOCO 2013 ANNUAL REPORT